As filed with the Securities and Exchange Commission on February 28, 2007

Registration No. 333

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HORNBECK OFFSHORE SERVICES, INC.*

(Exact name of registrant as specified in its charter)

Delaware	103 Northpark Boulevard, Suite 300	72-1375844
(State or other jurisdiction of incorporation or organization)	Covington, Louisiana 70433 (985) 727-2000	(I.R.S. Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Todd M. Hornbeck

Chairman, President and Chief Executive Officer and Secretary

103 Northpark Boulevard, Suite 300

Covington, Louisiana 70433

(985) 727-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

R. Clyde Parker, Jr., Esq.

Winstead PC

919 Milam Street, Suite 2400

Houston, Texas 77002

(713) 650-8400

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered	Proposed maximum offering price per unit	Proposed Maximum Aggregate Offering Price (1) (2)	Amount of Registration Fee
1.625% Convertible Senior Notes due 2026	$250,000,000 (1)	100% (3)	$250,000,000 (3)	$7,675
Common Stock, par value $0.01 per share (including attached preferred share purchase rights) (4)	5,156,500 (5)	N/A	N/A	N/A (4)
Senior Guarantees	-	-	-	- (6)

(1)	Represents the aggregate principal amount of 1.625% Convertible Senior Notes due 2026 that we sold in a private placement on November 13, 2006 being registered for resale.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
(3)	Excluding accrued interest and distributions, if any.
(4)	The registrant will receive no consideration upon conversion of the notes. Therefore, pursuant to Rule 457(i), no filing fee is required with respect to the shares of common stock registered hereby.
(5)	Represents the maximum number of shares of common stock which may be issued upon conversion of the notes registered hereby. In addition to the shares of common stock set forth in the table above, pursuant to Rule 416 under the Securities Act, we are registering an indeterminate number of shares of common stock issuable upon conversion of the notes by means of an antidilution adjustment of the conversion price pursuant to the terms of the notes.
(6)	Pursuant to rule 457(n) under the Securities Act of 1933, no separate fee is payable with respect to the guarantees of the debt securities being registered.

* Includes existing domestic significant restricted subsidiaries guaranteeing the debt securities being registered hereby, which are also registrants. Information about these additional registrants appears below.

TABLE OF SUBSIDIARY GUARANTOR REGISTRANTS

(Exact name of Additional Registrant as Specified in its Charter)(1)	(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	I.R.S. Employer Identification Number
Hornbeck Offshore Services, LLC	Delaware	4424	72-1375844
Hornbeck Offshore Operators, LLC	Delaware	4424	72-1375844
Hornbeck Offshore Transportation, LLC	Delaware	4424	72-1375844
Hornbeck Offshore Trinidad & Tobago, LLC	Delaware	4424	72-1375844
HOS-IV, LLC	Delaware	4424	72-1375844
Energy Services Puerto Rico, LLC	Delaware	4424	72-1375844

(1)	The address for each subsidiary guarantor registrant is 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433.

Prospectus

$250,000,000 Hornbeck Offshore Services, Inc. 1.625% Convertible Senior Notes due 2026 and up to 5,156,500 Shares of Common Stock Issuable Upon Conversion of the Notes

The securities to be offered and sold using this prospectus are our 1.625% Convertible Senior Notes due 2026, which we issued in a private placement in November 2006, and shares of our common stock issuable upon conversion of the notes. These securities will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. See “Selling Security Holders” beginning on page 25.

The notes bear interest at a rate of 1.625% per annum until, but excluding, November 15, 2013, decreasing to a rate of 1.375% per annum thereafter. Interest on the notes began accruing on November 13, 2006. Interest is payable semiannually in arrears on May 15 and November 15 of each year, beginning May 15, 2007.

Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date under the following circumstances: (1) during any fiscal quarter (and only during such fiscal quarter) commencing after March 31, 2007, if the last reported sale price of our common stock is greater than or equal to 135% of the conversion price of the notes for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) prior to November 15, 2013, during the five business-day period after any 10 consecutive trading-day period (the “measurement period”) in which the trading price of $1,000 principal amount of notes for each trading day in the measurement period was less than 95% of the product of the last reported sale price of our common stock and the conversion rate on such trading day; (3) if the notes have been called for redemption; or (4) upon the occurrence of specified corporate transactions described in this prospectus. Holders may also convert their notes at their option at any time beginning on August 15, 2026, and ending at the close of business on the second business day immediately preceding the maturity date. Upon conversion, we will have the right to deliver either (i) in the case of any conversion prior to November 15, 2013 other than a conversion related to our call of notes for redemption, shares of our common stock based upon the applicable conversion rate or (ii) a combination of cash and shares of our common stock, if any, based on a daily conversion value (as described herein) calculated on a proportionate basis for each day of the 25 trading-day observation period.

The initial conversion rate is 20.6260 shares of our common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $48.48 per share of common stock. The conversion rate is subject to adjustment in some events but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur prior to November 15, 2013 and that also constitute fundamental changes, we will increase the conversion rate for holders who elect to convert notes in connection with such corporate transactions in certain circumstances.

We may not redeem the notes before November 15, 2011. On or after that date, but prior to November 15, 2013, we may redeem all or part of the notes if the last reported sale price of our common stock is greater than or equal to 135% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date on which we mail the redemption notice. On or after November 15, 2013, we may redeem all or part of the notes at any time. Any redemption of the notes will be for cash at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. Any redemption on or after November 15, 2011, but prior to November 15, 2013, will also include a “make-whole” premium described in this prospectus.

Subject to certain conditions described in this prospectus, holders may require us to purchase all or a portion of their notes on each of November 15, 2013, November 15, 2016 and November 15, 2021. In addition, if we experience specified types of corporate transactions, holders may require us to purchase all or a portion of their notes. Any repurchase of the notes pursuant to these provisions will be for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date.

The notes are our senior, unsecured obligations, and rank equal in right of payment to all of our other existing and future senior indebtedness, including our 6.125% Senior Notes due 2014. The notes are guaranteed on a senior, unsecured basis by our current domestic significant subsidiaries, which are the same subsidiaries that guarantee our outstanding 6.125% Senior Notes due 2014. Future subsidiaries that guarantee our other indebtedness will also guarantee the notes. The notes and our subsidiary guarantees are effectively subordinated to all of our secured indebtedness and that of our subsidiary guarantors, including their indebtedness under our revolving credit facility, to the extent of the value of our assets and those of our subsidiaries collateralizing such indebtedness.

We have entered into a registration rights agreement with the initial purchasers, pursuant to which we agreed to file a shelf registration statement with the Securities and Exchange Commission covering resales of the notes and common stock issuable upon conversion of the notes, of which this prospectus is a part.

The notes are not listed on any securities exchange. However, the notes that were issued in the private placement are eligible for trading on the Private Offerings, Resale and Trading through Automated Linkages Market, commonly referred to as The PORTALSM Market. The notes sold using this prospectus, however, will no longer be eligible for trading in The PORTALSM Market, but may be freely traded in compliance with the registration statement.

The selling security holders may sell the securities offered by this prospectus from time to time on any exchange on which the securities are listed on terms to be negotiated with buyers. They may also sell the securities in private sales or through dealers or agents. The selling security holders may sell the securities at prevailing market rates or at prices negotiated with the buyers. The selling security holders will be responsible for any commissions due to brokers, dealers or agents. We will be responsible for all other offering expenses. We will not receive any of the proceeds from the sale by the selling security holders of the securities offered by this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “HOS.” On February 26, 2007, the closing sale price of our common stock on the New York Stock Exchange was $27.86 per share.

See “Risk Factors” beginning on page 9 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 28, 2007.

ABOUT THIS PROSPECTUS

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. A prospectus supplement, if any, may include additional risk factors or other special considerations applicable to these securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or any prospectus supplement, as applicable. You should not assume that the information contained in the documents incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

This prospectus summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. We urge you to carefully read all of this prospectus and the documents incorporated by reference, including our consolidated financial statements and accompanying notes, to gain a fuller understanding of our business and the terms of the notes, as well as some of the other considerations that may be important to you, before making your investment decision. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in the notes is appropriate for you. In addition, certain statements include forward-looking information which involves risks and uncertainties. See “Forward-Looking Statements.”

References in this prospectus to “the Company,” “we,” “us,” “our” or like terms refer to Hornbeck Offshore Services, Inc. and its subsidiaries, except as otherwise indicated. References in this prospectus to “OSVs” mean offshore supply vessels; to “MPSVs” mean multi-purpose supply vessels; to “AHTS” mean anchor-handling towing supply; to "deepwater” mean offshore areas, generally 1,000' to 5,000' in depth, and ultra-deepwater areas, generally more than 5,000' in depth; to “deep well” mean a well drilled to a true vertical depth of 15,000’ or greater; and to “new generation,” when referring to OSVs, mean modern, deepwater-capable vessels subject to the regulations promulgated under the International Convention on Tonnage Measurement of Ships, 1969, which was adopted by the United States and made effective for all U.S.-flagged vessels in 1992 and foreign-flagged equivalent vessels.

Hornbeck Offshore Services, Inc.

We are a leading provider of technologically advanced, new generation OSVs serving the offshore oil and gas industry, primarily in the U.S. Gulf of Mexico, Trinidad and in other select international markets. The primary focus of our OSV business is on complex exploration and production activities, which include deepwater, ultra-deepwater deep well and other logistically demanding projects. Such other projects include, among others, the construction, maintenance and repair of offshore infrastructure. We have also observed an increased interest in the enhanced capabilities of our OSVs for non-energy related uses by customers such as the U.S. military. We are also a leading transporter of petroleum products through our tug and tank barge segment, primarily in the northeastern United States, the U.S. Gulf of Mexico and Puerto Rico. Additionally, we use our tank barges from time to time to support our OSV customers for upstream projects in the Gulf of Mexico.

In the mid-1990s, oil and gas producers began seeking large hydrocarbon reserves at deeper well depths using new, specialized drilling and production equipment. We recognized that the existing fleet of conventional 180’ OSVs operating in the U.S. Gulf of Mexico was not designed to support these more complex projects or to operate in the challenging environments in which they were conducted. Therefore, in 1997, we began a program to construct new generation OSVs based upon our proprietary designs. Since that time, we have constructed 17 new generation OSVs using our proprietary designs, and have expanded our fleet with the acquisitions of a total of six additional new generation OSVs, one fast supply vessel and two AHTS vessels. We also currently have two coastwise sulfur tankers undergoing conversion into MPSVs and 13 additional OSVs under construction. Our fleet of 25 OSVs is among the youngest in the industry with an average age of approximately six years. We recently acquired the lease rights to a shore-based facility, renamed HOS Port, located in Port Fourchon, Louisiana. The facility will support our expanding OSV operations in the Gulf of Mexico and customers’ logistics requirements.

Our tug and tank barge operating fleet consists of 13 ocean-going tugs and 18 ocean-going tank barges. In September 2005, we announced a second tug and tank barge newbuild program under which we expect to add, in the aggregate, approximately 400,000 barrels of double-hulled barge capacity and related tugs to our tug and tank barge fleet. As part of this program, three double-hulled tank barges are currently under construction with an aggregate carrying capacity of 180,000 barrels. We anticipate constructing additional barges for the balance of the announced capacity.

Our Strategy

Apply Existing and Develop New Technologies to Meet our Customers’ Vessel Needs. Our new generation OSVs and MPSVs, including those planned or under construction or conversion, are designed to meet the higher capacity and performance needs of our clients’ increasingly more complex drilling and production programs and specialty oil service and military applications. In addition, our proprietary double-hulled tank barges, including those planned or under construction, are designed to maximize transit speed, improve cargo throughput rates and enhance crew safety features. Our new generation OSVs are equipped with sophisticated propulsion and cargo handling systems and have dynamic positioning capabilities and larger capacities than conventional 180’ OSVs. We are committed to applying existing and developing new technologies to maintain a technologically advanced fleet that will enable us to continue to provide a high level of customer service and meet the developing needs of our customers for OSVs and ocean-going tugs and tank barges, as well as other types of vessels that complement our two business segments. Improvements in exploration and production technologies have enabled operators to pursue larger scale, more complex drilling programs in remote locations and under more challenging operating conditions. We believe that the trend toward increasingly more complex projects will increase the demand for our technologically advanced fleet of new generation OSVs. We believe that deepwater regions worldwide and deep well drilling on the Continental Shelf will continue to be active areas for exploration and development in the foreseeable future, and that demand for our OSVs, which are uniquely equipped to serve the current and planned drilling programs in these markets, will continue to be strong. Oil and natural gas exploration and development activity in these regions has increased recently as a result of several factors, including world-class exploration potential, improvements in exploration and production technologies for deepwater projects and slowing or declining production from onshore and shallow water fields. We are also experiencing some demand for non-energy related uses for our OSVs, including military applications and other specialty services, which have allowed us to further diversify in additional markets.

Expand Fleet Through Newbuilds and Strategic Acquisitions. We plan to expand our fleet through construction of new vessels, including construction of new generation OSVs and double-hulled tank barges as market conditions warrant, through conversion and retrofitting of existing vessels and through strategic acquisitions. During the past two years, we have announced the conversion of two coastwise sulfur tankers into MPSVs, the purchase and upgrade of four ocean-going tugs, our second tug and tank barge newbuild program, and our fourth OSV newbuild program. The main determinants of the level and timing of incremental newbuild programs initiated by us in the future will be our assessment of the visible supply and visible demand for our vessels and our receiving acceptable shipyard terms and conditions. We intend to use our expertise and experience to evaluate the economics of, and where appropriate, execute strategic acquisitions where the opportunity exists to expand our service offerings in our core markets and create or enhance long-term customer relationships. As of December 31, 2006, we have completed multiple acquisitions involving 45 vessels and constructed 17 OSVs and five double-hulled tank barges using our proprietary designs.

Pursue Optimal Mix of Long-Term and Short-Term Contracts. We seek to balance our portfolio of customer contracts by entering into both long-term and short-term charters. Long-term charters, which contribute to higher utilization rates, provide us with more predictable cash flow. Some of our long-term charters contain annual dayrate escalation provisions. Short-term charters provide the opportunity to benefit from increasing dayrates in favorable market cycles. We plan our mix of long-term and spot market contracts with respect to our OSVs and tank barges based on anticipated market conditions.

Build Upon Existing Customer Relationships. We intend to build upon existing customer relationships by expanding the services we offer to those customers with diversified marine transportation needs. Many integrated oil and gas companies require OSVs to support their exploration and production activities and ocean-going tugs and tank barges to support their refining, trading and retail distribution activities. Recently, we were successful in developing a new market application for our double-hulled tank barges by using them to support existing OSV customers for upstream projects in the Gulf of Mexico. Moreover, many of our customers that conduct operations internationally have expressed interest in chartering our OSVs in such markets. We now have roughly 20% of our supply vessel fleet chartered for use in international markets, with four OSVs operating offshore Trinidad and one OSV and one fast supply vessel operating offshore Mexico. Our management team has significant international experience and will continue to evaluate potential future opportunities outside of the United States.

Optimize Tug and Tank Barge Operations. Due to the Oil Pollution Act of 1990, or OPA 90, phase-out requirements of single-hulled barges, the total barrel-carrying capacity of existing tank vessels transporting petroleum products domestically is projected to decline from its current level without a commensurate increase in newbuildings and retrofittings. In addition, the energy industry is increasingly outsourcing its marine transportation requirements and focusing on safety and reliability as key determinants in awarding new business. We believe that these trends are improving the balance of supply and demand. The tank barge market in the northeastern United States is currently operating at or near full practical capacity. This has allowed us to diversify our customer base by exposing a greater portion of our fleet to currently favorable market conditions, resulting in improved tank barge utilization and dayrates.

We were formed as a Delaware corporation in 1997. Our principal executive offices are located at 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433, and our telephone number is (985) 727-2000. Our website is http://www.hornbeckoffshore.com. The information on our website is not part of this prospectus.

Recent Events

As we first announced on January 19, 2007, purported class action lawsuits have been filed in which the Company and three senior executives are named as defendants in the United States District Court for the Eastern District of Louisiana related to disclosures under the securities laws. The complaints, that purport to be brought on behalf of purchasers of our securities during the period from November 1, 2006 through January 10, 2007, generally allege that the Company and three of its officers violated the securities laws in connection with certain disclosures. Based on our review of the complaints, we believe that such lawsuits are without merit and intend to defend these suits vigorously. As a public company, we maintain insurance coverage to address such matters.

THE OFFERING

This prospectus covers the resale of up to $250,000,000 aggregate principal amount of the notes and the shares of our common stock issuable upon conversion of the notes. We issued and sold a total of $250,000,000 aggregate principal amount of the notes on November 13, 2006 in a private placement to certain initial purchasers. The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this document entitled “Description of Notes.” For purposes of the following summary and the description of the notes included in this offering memorandum, references to “the Company,” “Issuer,” “us,” “we” and “our” refer only to Hornbeck Offshore Services, Inc. and do not include our subsidiaries.

Issuer . . . . . . . . . . . . . . . . . . . . . .	Hornbeck Offshore Services, Inc., a Delaware corporation.

Selling Security Holders . . . . . . .	The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. See “Selling Security Holders.”

Notes Offered . . . . . . . . . . . . . . . .	$250.0 million principal amount of 1.625% Convertible Senior Notes due 2026.

Common Stock Offered . . . . . . . .	Shares of our common stock, par value $0.01 per share, issuable upon conversion of the notes.

Maturity . . . . . . . . . . . . . . . . . . . . .	November 15, 2026, unless earlier redeemed, repurchased or converted.

Interest . . . . . . . . . . . . . . . . . . . . .	1.625% per annum until, but excluding, November 15, 2013, decreasing to a rate of 1.375% per annum thereafter. Interest on the notes began accruing on November 13, 2006. Interest is payable semiannually in arrears on May 15 and November 15 of each year, beginning May 15, 2007.

Conversion Rights . . . . . . . . . . . .	Holders may convert their notes at any time prior to the close of business on the business day immediately preceding the maturity date, in multiples of $1,000 principal amount, at the option of the holder under the following circumstances:

•   during any fiscal quarter (and only during that fiscal quarter) commencing after March 31, 2007, if the last reported sale price of our common stock is greater than or equal to 135% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

•   prior to November 15, 2013, during the five business-day period after any 10 consecutive trading-day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day in the measurement period was less than 95% of the product of the last reported sale price of our common stock and the conversion rate on such trading day;

• if such notes have been called for redemption; or

• upon the occurrence of specified corporate transactions described under “Description of Notes—Conversion Rights—Conversion Upon Specified Corporate Transactions.”

Holders may also convert their notes at their option at any time beginning on August 15, 2026, and ending at the close of business on the second business day immediately preceding November 15, 2026.

The initial conversion rate for the notes is 20.6260 shares per $1,000 principal amount of notes (equal to an initial conversion price of approximately $48.48 per share), subject to adjustment.

Upon conversion, we will have the right to deliver either (i) in the case of any conversion prior to November 15, 2013 other than a conversion related to our call of notes for redemption, shares of our common stock based upon the applicable conversion rate or (ii) a combination of cash and shares of our common stock, if any, based on a daily conversion value (as described herein) calculated on a proportionate basis for each day of the 25 trading-day observation period. See “Description of Notes—Conversion Rights—Payment Upon Conversion.” At any time on or before the 28th scheduled trading day prior to November 15, 2013, we may irrevocably waive in our sole discretion our right to satisfy our conversion obligations prior to November 15, 2013 solely in shares of our common stock. See “Description of Notes—Conversion Rights—Conversion After Irrevocable Election to Waive Right to Settle Solely in Shares of Our Common Stock.”

In addition, following certain corporate transactions that occur prior to November 15, 2013 and that also constitute fundamental changes (as defined in this prospectus), we will increase the conversion rate for a holder who elects to convert its notes in connection with such corporate transactions in certain circumstances. See “Description of Notes—Conversion Rights—Conversion Rate Adjustments—Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes.” If such fundamental change also constitutes a public acquirer change of control (as defined in this prospectus), we may, in lieu of increasing the conversion rate as described above, elect to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving company. See “Description of Notes—Conversion Rights—Conversion Rate Adjustments—Conversion After a Public Acquirer Change of Control.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, “make-whole” premium or additional interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the shares or the combination of cash and shares, if any, of common stock issued to you upon conversion.

Notes called for redemption may be surrendered for conversion prior to 5:00 p.m., New York City time, on the third scheduled trading day immediately preceding the redemption date.

Redemption at Our Option . . . . .	Prior to November 15, 2011, the notes are not redeemable. On or after November 15, 2011, but prior to November 15, 2013, we may redeem for cash all or part of the notes, upon not less than 30 scheduled trading days’ (as defined herein) nor more than 45 scheduled trading days’ notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, at 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, including any additional interest, to but excluding the redemption date and a “make-whole” premium described in this prospectus, if the last reported sale price of our common stock is greater than or equal to 135% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date on which we mail the redemption notice.

On or after November 15, 2013, we may redeem for cash all or part of the notes, upon not less than 30 scheduled trading days’ nor more than 45 scheduled trading days’ notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including any additional interest, to, but excluding, the redemption date. See “Description of Notes—Optional Redemption.”

Purchase of Notes by Us at the Option of the Holder . . . . . . . . .	Subject to certain conditions described in this memorandum, you have the right to require us to purchase all or a portion of your notes on each of November 15, 2013, November 15, 2016 and November 15, 2021 (each, a “purchase date”). In each case, the purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest, to but excluding the purchase date. We will pay cash for all notes so purchased. See “Description of Notes—Purchase of Notes by Us at the Option of the Holder.”

Fundamental Change . . . . . . . . . .	If we undergo a fundamental change, you will have the option to require us to purchase all or any portion of your notes. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date. We will pay cash for all notes so purchased. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes.”

Ranking; Guarantors . . . . . . . . . .	The notes are our senior, unsecured obligations and rank equally in right of payment to all of our other existing and future senior indebtedness, including our outstanding 6.125% Senior Notes due 2014 and indebtedness under our revolving credit facility. The notes are effectively subordinated to all of our secured indebtedness, including indebtedness under our revolving credit facility, to the extent of the value of our assets collateralizing such indebtedness.

The notes are guaranteed by our current domestic significant subsidiaries, which are the same subsidiaries that are guarantors of our outstanding 6.125% Senior Notes due 2014. Future subsidiaries that guarantee our other indebtedness will also guarantee the notes. These subsidiary guarantees are joint and several obligations of the guarantors. These subsidiary guarantees rank equally in right of payment with all existing and future senior debt of the guarantors. These subsidiary guarantees effectively rank junior to all secured indebtedness of the guarantors, including their indebtedness under our revolving credit facility, to the extent of the value of the assets collateralizing such indebtedness.

The indenture pursuant to which the notes were issued does not limit the amount of debt that we or our subsidiaries may incur.

As of January 31, 2007, we and our subsidiaries had approximately $550.0 million of outstanding senior indebtedness and other liabilities (including the notes, but excluding trade payables, accrued expenses and intercompany liabilities), none of which represented secured indebtedness.

Registration Rights . . . . . . . . . . .	Under a registration rights agreement that we entered into with the initial purchasers, we have filed a shelf registration statement with the Commission, of which this prospectus is a part. If we fail to comply with certain of our obligations under the registration rights agreement, additional interest will be payable on the notes and the common stock issuable upon conversion of the notes. See “Description of Notes—Registration Rights.”

No Proceeds . . . . . . . . . . . . . . . .	We will not receive any proceeds from the sale by any selling security holder of the notes or our common stock issuable upon conversion of the notes.

Book-Entry Form . . . . . . . . . . . . .	The notes were issued in book-entry form and are represented by a global certificate deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Any notes sold pursuant to this prospectus will be represented by another such global certificate. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of Notes—Book-Entry, Settlement and Clearance.”

Trading . . . . . . . . . . . . . . . . . . . .	The notes will not be listed on any securities exchange or included in any automated quotation system. However, the notes that were issued in the private placement are eligible for trading in The PORTALSM Market. The notes sold using this prospectus, however, will no longer be eligible for trading in The PORTALSM Market, but may be freely traded in compliance with the registration statement.

Trading Symbol for Our Common Stock . . . . . . . . . . . .	Our common stock is listed on the New York Stock Exchange under the symbol “HOS.”

Convertible Note Hedge and Warrant Transactions . . . . . . . .	In connection with the November 2006 offering and issuance of the notes, we entered into convertible note hedge transactions with counterparties that include affiliates of the initial purchasers. The convertible note hedge transactions are expected to reduce the potential dilution upon conversion of the notes. We also entered into warrant transactions with the same counterparties.

In connection with hedging these transactions, such counterparties or their affiliates:

•   expect to enter into various derivative transactions with respect to our common stock and/or purchase shares of our common stock in secondary market transactions concurrently with or shortly after the pricing of the notes; and

•   may enter into, or may unwind, various derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes (and are likely to do so during any observation period in respect of any conversion of notes).

These activities could have the effect of causing, increasing or preventing a decline in the price of our common stock concurrently with or shortly after the pricing of the notes. In addition, such counterparties or their affiliates, may enter into or unwind various derivatives and/or purchase or sell our common stock in secondary market transactions prior to November 15, 2013 or an earlier redemption date, and are likely to do so during any observation period, which could materially and adversely impact the price of the notes and the settlement amount payable upon conversion of the notes. See “Risk Factors—Risks Related to the Notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

Failure to Comply with Reporting Obligations . . . . . . . . . . . . . . .	Should we fail to comply with the reporting obligations in the indenture or fail to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, your remedy for the 365 days after the occurrence of such an event of default will consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.50% of the principal amount of the notes. See “Description of Notes—Events of Default.”

Risk Factors

In evaluating an investment in the notes or our common stock, prospective investors should carefully consider, along with the other information set forth or incorporated by reference in this prospectus, the specific factors set forth under “Risk Factors” for risks involved with an investment in the notes and our common stock.

RISK FACTORS

The following information describes certain significant risks and uncertainties inherent in our business. Some of these risks are described below and in the documents incorporated by reference in this prospectus, and you should take these risks into account in evaluating us or any investment decision involving us or in deciding whether to purchase the notes offered hereby. This section does not describe all risks applicable to us, our industry or our business, and it is intended only as a summary of certain material risks. You should carefully consider such risks and uncertainties, together with the other information contained herein and in the documents incorporated herein by reference. If any of such risks and uncertainties actually occurs, our business, financial condition or operating results could be harmed substantially and could differ materially from the plans, projections and other forward-looking statements included elsewhere herein or in the documents incorporated herein by reference.

Risks Relating to Our Business

Demand for our OSV services substantially depends on the level of activity in offshore oil and gas exploration, development and production.

The level of offshore oil and gas exploration, development and production activity has historically been volatile and is likely to continue to be so in the future. The level of activity is subject to large fluctuations in response to relatively minor changes in a variety of factors that are beyond our control, including:

•	prevailing oil and natural gas prices and expectations about future prices and price volatility;

•	the cost of offshore exploration for, and production and transportation of, oil and natural gas;

•	worldwide demand for oil and natural gas;

•	consolidation of oil and gas and oil service companies operating offshore;

•	availability and rate of discovery of new oil and natural gas reserves in offshore areas;

•	local and international political and economic conditions and policies;

•	technological advances affecting energy production and consumption;

•	weather conditions;

•	environmental regulation; and

•	the ability of oil and gas companies to generate or otherwise obtain funds for exploration and production.

We expect levels of oil and gas exploration, development and production activity to continue to be volatile and affect the demand for our OSVs.

A prolonged, material downturn in oil and natural gas prices is likely to cause a substantial decline in expenditures for exploration, development and production activity, which would likely result in a corresponding decline in the demand for OSVs and thus decrease the utilization and dayrates of our OSVs. Such decreases could have a material adverse effect on our financial condition and results of operations. Moreover, increases in oil and natural gas prices and higher levels of expenditure by oil and gas companies for exploration, development and production may not necessarily result in increased demand for our OSVs.

Increases in the supply of vessels could decrease dayrates.

Certain of our competitors have announced plans to construct new OSVs to be deployed in domestic and foreign locations. A remobilization to the U.S. Gulf of Mexico oilfield of U.S.-flagged OSVs currently operating in other regions or in non-oilfield applications would result in an increase in OSV capacity in our primary market. Additionally, construction of double-hulled, ocean-going tank barges in sufficient size and number to exceed the replacement of the single-hulled tank barges that have been or still need to be retired under OPA 90 would create an increase in ocean-going tank barge capacity. Further, a repeal, suspension or significant modification of the Jones Act, or the administrative erosion of its benefits, permitting OSVs or tank barges that are either foreign-flagged, foreign-built, foreign-owned, foreign-controlled or foreign-operated to engage in the U.S. coastwise trade, would also result in an increase in capacity. Any increase in the supply of OSVs, whether through new construction, refurbishment or conversion of vessels from other uses, remobilization or changes in law or its application, could not only increase competition for charters and lower utilization and dayrates, which would adversely affect our revenues and profitability, but could also worsen the impact of any downturn in oil and natural gas prices on our results of operations and financial condition. Similarly, any increase in the supply of ocean-going tank barges, could not only increase competition for charters and lower utilization and dayrates, which could negatively affect our revenues and profitability, but could also worsen the impact of any reduction in domestic consumption of refined petroleum products or crude oil on our results of operations and financial condition.

Intense competition in our industry could reduce our profitability and market share.

Contracts for our OSVs and tank barges are generally awarded on an intensely competitive basis. The most important factors determining whether a contract will be awarded include:

•	quality and capability of the vessels and crew members;

•	ability to meet the customer’s schedule;

•	safety record;

•	reputation;

•	price; and

•	experience.

Some of our competitors, including diversified multinational companies in the OSV segment, have substantially greater financial resources and larger operating staffs than we do. They may be better able to compete in making vessels available more quickly and efficiently, meeting the customer’s schedule and withstanding the effect of declines in dayrates and utilization rates. They may also be better able to weather a downturn in the oil and gas industry. As a result, we could lose customers and market share to these competitors. Some of our competitors may also be willing to accept lower dayrates in order to maintain utilization, which can have a negative impact upon dayrates and utilization in both of our market segments.

The failure to successfully complete construction or conversion of our vessels or repairs, maintenance and routine drydockings on schedule and on budget and to utilize such vessels and the other vessels in our fleet at profitable levels could adversely affect our financial condition and results of operations.

We have 13 new generation OSVs and three double-hulled, ocean-going tank barges currently under construction, four ocean-going tugs being retrofitted and two coastwise sulfur tankers currently undergoing conversion into MPSVs. We have also announced plans to construct additional double-hulled tank barges and may plan to construct other such vessels as market conditions warrant. We also routinely engage shipyards to drydock our vessels for regulatory compliance and to provide repair and maintenance. Our construction projects and drydockings are subject to the risks of delay and cost overruns inherent in any large construction project, including shortages of equipment, lack of shipyard availability, unforeseen engineering problems, work stoppages, weather interference, unanticipated cost increases, inability to obtain necessary certifications and approvals and shortages of materials or skilled labor. Significant delays could have a material adverse effect on anticipated contract commitments or anticipated revenues with respect to vessels under construction, conversion or for other drydockings. Further, significant cost overruns or delays for vessels under construction, conversion or retrofit not adequately protected by liquidated damages provisions, in general could adversely affect our financial condition and results of operations. Moreover, customer demand for vessels currently under construction or conversion may not be as strong as we presently anticipate, and our inability to obtain contracts on anticipated terms or at all may have a material adverse effect on our revenues and profitability. In addition, our OSVs are typically chartered or hired to provide services to a specified drilling rig. A delay in the availability of the drilling rig to our customer may have an adverse impact on our utilization of the contracted vessel and thus on our financial condition and results of operations. Likewise, there are several deepwater-capable drilling rigs under construction that, if delayed or cancelled, could adversely impact us.

If we are unable to acquire additional vessels or businesses and successfully integrate them into our operations, our ability to grow may be limited.

We regularly consider possible acquisitions of single vessels, vessel fleets and businesses that complement our existing operations to enable us to grow our business. We can give no assurance that we will be able to identify desirable acquisition candidates or that we will be successful in entering into definitive agreements or closing such acquisitions on satisfactory terms. An inability to acquire additional vessels or businesses may limit our growth potential. Even if we consummate an acquisition, we may be unable to integrate it into our existing operations successfully or realize the anticipated benefits of the acquisition. The process of integrating acquired operations into our own may result in unforeseen operating difficulties, may require significant management attention and financial resources.

Revenues from our tug and tank barge business could be adversely affected by a decline in demand for domestic refined petroleum products and crude oil or a change in existing methods of delivery in response to insufficient availability of tug and tank barge services and other conditions.

A reduction in domestic consumption of refined petroleum products or crude oil may adversely affect the revenues of our tug and tank barge business and, therefore, our financial condition and results of operation. Weather conditions also affect demand for our tug and tank barge services. For example, a mild winter may reduce demand for heating oil in the northeastern United States.

Moreover, alternative methods of delivery of refined petroleum products or crude oil may develop as a result of insufficient availability of tug and tank barge services, the cost of compliance with homeland security, environmental regulations or increased liabilities connected with the transportation of refined petroleum products and crude oil. For example, long-haul transportation of refined petroleum products and crude oil is generally less costly by pipeline than by tank barge. While there are significant impediments to building new pipelines, such as high capital costs and environmental concerns, entities may propose new pipeline construction to meet demand for petroleum products. To the extent new pipeline segments are built or existing pipelines converted to carry petroleum products, such activity could have an adverse effect on our ability to compete in particular markets.

The early termination of contracts on our vessels could have an adverse effect on our operations.

Most of the long-term contracts for our vessels contain early termination options in favor of the customer; however, some have early termination penalties or other provisions designed to discourage the customers from exercising such options. We cannot assure that our customers would not choose to exercise their termination rights in spite of such penalties or the threat of litigation with us. Until replacement of such business with other customers, any termination could temporarily disrupt our business or otherwise adversely affect our financial condition and results of operations. We might not be able to replace such business on economically equivalent terms.

We are subject to complex laws and regulations, including environmental regulations, that can adversely affect the cost, manner or feasibility of doing business.

Increasingly stringent federal, state, local and foreign laws and regulations governing worker health and safety and the manning, construction and operation of vessels significantly affect our operations. Many aspects of the marine industry are subject to extensive governmental regulation by the United States Coast Guard, the National Transportation Safety Board and the United States Customs Service, and their foreign equivalents, and to regulation by private industry organizations such as the American Bureau of Shipping. The Coast Guard and the National Transportation Safety Board set safety standards and are authorized to investigate vessel accidents and recommend improved safety standards, while the Customs Service is authorized to inspect vessels at will. Our operations are also subject to federal, state, local and international laws and regulations that control the discharge of pollutants into the environment or otherwise relate to environmental protection. Compliance with such laws, regulations and standards may require installation of costly equipment, increased manning, or operational changes. While we endeavor to comply with all applicable laws, we might not and our failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions, imposition of remedial obligations or the suspension or termination of our operations. Some environmental laws impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. These laws and regulations may expose us to liability for the conduct of, or conditions caused by, others, including charterers. Moreover, these laws and regulations could change in ways that substantially increase costs that we may not be able to pass along to our customers. Any changes in laws, regulations or standards that would impose additional requirements or restrictions could adversely affect our financial condition and results of operations.

We are also subject to the Merchant Marine Act of 1936, which provides that, upon proclamation by the President of a national emergency or a threat to the security of the national defense, the Secretary of Transportation may requisition or purchase any vessel or other watercraft owned by United States citizens (which includes United States corporations), including vessels under construction in the United States. If one of our OSVs, tugs or tank barges were purchased or requisitioned by the federal government under this law, we would be entitled to be paid the fair market value of the vessel in the case of a purchase or, in the case of a requisition, the fair market value of charter hire. However, if one of our tugs is requisitioned or purchased and its associated tank barge is left idle, we would not be entitled to receive any compensation for the lost revenues resulting from the idled barge. We would also not be entitled to be compensated for any consequential damages we suffer as a result of the requisition or purchase of any of our OSVs, tugs or tank barges. The purchase or the requisition for an extended period of time of one or more of our OSVs, tugs or tank barges could adversely affect our results of operations and financial condition.

Finally, we are subject to the Merchant Marine Act of 1920, commonly referred to as the Jones Act, which requires that vessels engaged in coastwise trade to carry cargo between U.S. ports be documented under the laws of the United States and be controlled by U.S. citizens. To ensure that we are determined to be a U.S. citizen as defined under these laws, our certificate of incorporation contains certain restrictions on the ownership of our capital stock by non-U.S. citizens and establishes certain mechanisms to maintain compliance with these laws. If we are determined at any time not to be in compliance with these citizenship requirements, our vessels would become ineligible to engage in the coastwise trade in U.S. domestic waters, and our business and operating results would be adversely affected. The Jones Act’s provisions restricting coastwise trade to vessels controlled by U.S. citizens have recently been circumvented by foreign interests that seek to engage in trade reserved for vessels controlled by U.S. citizens and otherwise qualifying for coastwise trade. Legal challenges against such actions are difficult, costly to pursue and are of uncertain outcome. To the extent such efforts are successful and foreign competition is permitted, such competition could have a material adverse effect on domestic companies in the offshore service vessel industry and on our financial condition and results of operations. In addition, in the interest of national defense, the Secretary of Homeland Security is authorized to suspend the coastwise trading restrictions imposed by the Jones Act on vessels not controlled by U.S. citizens. Such a waiver was issued following Hurricane Katrina and was in effect on a temporary basis for tank vessels that carried petroleum products. A more limited waiver continues in existence for vessels that carry petroleum cargoes from the Strategic Petroleum Reserve.

Our business involves many operating risks that may disrupt our business or otherwise result in substantial losses, and insurance may be unavailable or inadequate to protect us against these risks.

Our vessels are subject to operating risks such as:

•	catastrophic marine disaster;

•	adverse weather and sea conditions;

•	mechanical failure;

•	collisions or allisions;

•	oil and hazardous substance spills;

•	navigation errors;

•	acts of God; and

•	war and terrorism.

The occurrence of any of these events may result in damage to or loss of our vessels and their tow or cargo or other property and injury to passengers and personnel. If any of these events were to occur, we could be exposed to liability for resulting damages and possible penalties, that pursuant to typical marine indemnity policies, we must pay and then seek reimbursement from our insurer. Affected vessels may also be removed from service and thus be unavailable for income-generating activity. While we believe our insurance coverage is at adequate levels and insures us against risks that are customary in the industry, we may be unable to renew such coverage in the future at commercially reasonable rates. Moreover, existing or future coverage may not be sufficient to cover claims that may arise. Finally, we do not maintain insurance for loss of income resulting from a marine casualty.

Our expansion into international markets subjects us to risks inherent in conducting business internationally.

Over the past several years we have derived an increasing portion of our revenues from foreign sources. We therefore face risks inherent in conducting business internationally, such as legal and governmental regulatory requirements, potential vessel seizure or nationalization of assets, import-export quotas or other trade barriers, difficulties in collecting accounts receivable and longer collection periods, political and economic instability, kidnapping of or assault on personnel, adverse tax consequences, difficulties and costs of staffing international operations, currency exchange rate fluctuations and language and cultural differences. All of these risks are beyond our control and difficult to insure against. We cannot predict the nature and the likelihood of any such events. If such an event should occur, however, it could have a material adverse effect on our financial condition and results of operations.

Future results of operations depend on the long-term financial stability of our customers.

Many of the contracts we enter into for our vessels are full utilization contracts with initial terms ranging from one to five years. We enter into these long-term contracts with our customers based on a credit assessment at the time of execution. Our financial condition in any period may therefore depend on the long-term stability and creditworthiness of our customers. We can provide no assurance that our customers will fulfill their obligations under our long-term contracts and the insolvency or other failure of a customer to fulfill its obligations under such contract could adversely affect our financial condition and results of operations.

We may be unable to attract and retain qualified, skilled employees necessary to operate our business.

Our success depends in large part on our ability to attract and retain highly skilled and qualified personnel. Our inability to hire, train and retain a sufficient number of qualified employees could impair our ability to manage, maintain and grow our business.

In crewing our vessels, we require skilled employees who can perform physically demanding work. As a result of the volatility of the oil and gas industry and the demanding nature of the work, potential vessel employees may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive with ours. With a reduced pool of workers, it is possible that we will have to raise wage rates to attract workers and to retain our current employees such as occurred in 2006. If we are not able to increase our service rates to our customers to compensate for wage-rate increases, our financial condition and results of operations may be adversely affected. If we are unable to recruit qualified personnel we may not be able to operate our vessels at full utilization, which would adversely affect our results of operations.

Our employees are covered by federal laws that may subject us to job-related claims in addition to those provided by state laws.

Some of our employees are covered by provisions of the Jones Act, the Death on the High Seas Act and general maritime law. These laws preempt state workers’ compensation laws and permit these employees and their representatives to pursue actions against employers for job-related incidents in federal courts based on tort theories. Because we are not generally protected by the damage limits imposed by state workers’ compensation statutes, we may have greater exposure for any claims made by these employees.

Our success depends on key members of our management, the loss of whom could disrupt our business operations.

We depend to a large extent on the efforts and continued employment of our executive officers and key management personnel. We do not maintain key-man insurance. The loss of services of one or more of our executive officers or key management personnel could have a negative impact on our financial condition and results of operations.

Restrictions contained in the indenture governing our 6.125% Senior Notes due 2014 and in the agreement governing our revolving credit facility may limit our ability to obtain additional financing and to pursue other business opportunities.

Covenants contained in the indenture governing our 6.125% Senior Notes due 2014 and in the agreement governing our revolving credit facility require us to meet certain financial tests, which may limit or otherwise restrict:

•	our flexibility in operating, planning for, and reacting to changes, in our business;

•	our ability to dispose of assets, withstand current or future economic or industry downturns and compete with others in our industry for strategic opportunities; and

•	our ability to obtain additional financing for working capital, capital expenditures, including our newbuild programs, acquisitions, general corporate and other purposes.

We have high levels of fixed costs that will be incurred regardless of our level of business activity.

Our business has high fixed costs, and downtime or low productivity due to reduced demand, weather interruptions or other causes can have a significant negative effect on our operating results and financial condition.

If we are required to retire our existing single-hulled tank barges earlier than anticipated due to either regulatory or other requirements, it could adversely affect our business.

OPA 90 requires that all newly-built tank vessels used in the transportation of petroleum products be built with double hulls and provides for a phase-out period for existing single-hulled vessels. Modifying or replacing existing vessels to provide for double hulls will be required for all tank barges and tankers in the industry by the year 2015. A significant number of vessels in our tank barge fleet measure less than 5,000 gross tons. Under current law, certain of our vessels may continue to operate without double hulls through 2014. However, if there are changes in the law that accelerate the time frame for retirement of such vessels, or if customer policies or preferences that mandate the use of double-hulled vessels become significantly more prevalent, absent our implementation of a more aggressive replacement or newbuild program, such changes in law or in customer mandates could adversely affect our results of operations and financial condition.

Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors such as volatility in our vessel dayrates, changes in utilization, vessel incidents and other unforeseen matters. Many of these factors that may cause our actual financial results to vary from our publicly disclosed earnings guidance and forecasts are outside of our control.

Our actual financial results might vary from those anticipated by us or by securities analysts and investors, and these variations could be material. From time to time we publicly provide earnings or other forms of guidance, which reflect our predictions about future dayrates, utilization, operating costs and capital structure, among other factors. These numerous assumptions may be impacted by factors that are beyond our control and might not turn out to be correct.

We are susceptible to unexpected increases in operating expenses such as materials and supplies, crew wages, maintenance and repairs, and insurance costs.

Many of our operating costs are unpredictable and vary based on events beyond our control. Our gross margins will vary based on fluctuations in our operating costs. If our costs increase or we encounter unforeseen costs, we may not be able to recover such costs from our customers, which could adversely affect our financial position, results of operations and cash flows.

Risks Related to the Notes

Although the notes are referred to as “senior notes,” the notes are effectively subordinated to the rights of our and the subsidiary guarantors’ existing and future secured creditors and any liabilities of our non-guarantor subsidiaries.

The notes are our senior unsecured obligations and rank equally in right of payment to all of our other existing and future senior indebtedness, including our outstanding 6.125% Senior Notes due 2014 and indebtedness under our revolving credit facility. The notes are being guaranteed on a senior basis by our current domestic significant subsidiaries, which are the same subsidiaries that guarantee our outstanding 6.125% Senior Notes due 2014. In addition, future subsidiaries that guarantee our other indebtedness will also guarantee the notes. The notes rank equally in right of payment to all of such subsidiary guarantors’ other existing and future senior indebtedness. However, the notes are structurally subordinated to all of the indebtedness and other liabilities of our non-guarantor subsidiaries. The notes are also effectively subordinated to all of our and the subsidiary guarantors’ secured indebtedness, including indebtedness under our revolving credit facility, to the extent of the value of the assets securing such indebtedness.

Holders of our or our subsidiary guarantors’ existing and future secured indebtedness will have claims that are senior to your claims as holders of the notes, to the extent of the value of the assets securing such other indebtedness. The notes are effectively subordinated to existing secured financings and will be effectively subordinated to any other secured indebtedness incurred by us or our subsidiary guarantors. As a result, in the event of any distribution or payment of our or our subsidiary guarantors’ assets in any bankruptcy, liquidation or dissolution, holders of secured indebtedness will have prior claim to those assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our and our subsidiary guarantors’ unsecured indebtedness that is deemed to be of the same class as the notes or the guarantees, as the case may be, and potentially with all of our general creditors, based on the respective amounts owed to each holder or creditor, in our or our subsidiary guarantors’ remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes.

As of January 31, 2007, we and our subsidiaries had approximately $550.0 million of outstanding senior indebtedness and other liabilities (including the notes, but excluding trade payables, accrued expenses and intercompany liabilities), none of which represented secured indebtedness. The notes will be structurally subordinated to all future secured indebtedness to the extent of the value of the assets collateralizing such indebtedness.

A fundamental change may adversely affect us or the notes.

You may have the right to require us to repurchase your notes upon the occurrence of a fundamental change as described in “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes.” Future debt we may incur in connection with a fundamental change may limit our ability to repurchase the notes upon a fundamental change. Also, if a fundamental change occurs, we cannot assure you that we will have enough funds to repurchase all the notes.

Furthermore, the fundamental change provisions, including the provisions requiring us to increase the conversion rate by a number of additional shares related to conversions in connection with a fundamental change, may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.

We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or on other purchase dates, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

Upon conversion of the notes, we may pay a settlement amount in cash and shares of our common stock, if any, based upon a 25 trading-day observation period. In addition, on November 15, 2013, November 15, 2016 and November 15, 2021, holders of the notes may require us to purchase their notes for cash. See “Description of Notes—Purchase of Notes by Us at the Option of the Holder.” Holders may also require us to purchase their notes upon a fundamental change as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes.“ We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the settlement amount in cash, or the purchase price or fundamental change purchase price for the notes tendered by the holders in cash.

Further, our ability to pay the settlement amount in cash, or the purchase price or fundamental change purchase price for the notes in cash will be subject to limitations we may have in our credit facilities or any other indebtedness we may have in the future. If you convert your notes or require us to repurchase them, we may seek the consent of our lenders or attempt to refinance our debt, but there can be no assurance that we will be able to do so.

Failure by us to pay the settlement amount upon conversion or purchase the notes when required will result in an event of default with respect to the notes, which may also result in the acceleration of our other indebtedness.

Future sales of our common stock or the issuance of other equity may adversely affect the market price of our common stock and the value of the notes.

Sales of our common stock or other equity-related securities could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the market price of the notes.

The market price of the notes could be significantly affected by the market price of our common stock and other factors.

We expect that the market price of our notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock will likely continue to fluctuate in response to factors including the factors discussed elsewhere in “Risk Factors” and in “Forward-Looking Statements,” many of which are beyond our control.

The conditional conversion feature of the notes could result in your receiving less than the value of the common stock or cash and common stock, as applicable, into which a note would otherwise be convertible.

Prior to August 15, 2026, the notes are convertible into cash and shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock or cash and common stock, as applicable, into which the notes would otherwise be convertible.

Upon conversion of the notes, we will pay a settlement amount consisting of cash and shares of our common stock, if any, based upon a specified observation period.

Generally, we will satisfy our conversion obligation to holders by paying cash and by delivering shares of our common stock based on a daily conversion value calculated on a proportionate basis for each trading day of the 25 trading-day observation period. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the note as of the conversion date. In addition, because of the 25 trading-day observation period and settlement mechanics, settlement will be delayed until at least the 28th trading day following the related conversion date (and possibly later). See “Description of Notes—Conversion Rights—Payment Upon Conversion.” Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the day the settlement amount of your notes is determined.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes,” “Description of Notes—Conversion Rights—Conversion Rate Adjustments—Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes” and “Description of Notes—Conversion Rights—Conversion Rate Adjustments—Conversion After a Public Acquirer Change of Control.”

The adjustment to the conversion rate for notes converted in connection with specified corporate transactions may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a specified corporate transaction that constitutes a fundamental change occurs prior to November 15, 2013 we will, under certain circumstances, increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such specified corporate transaction. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of Notes—Conversion Rights—Conversion Rate Adjustments—Adjustments to Shares Delivered Upon Conversion Upon Certain Fundamental Changes.” The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the effective date for the specified corporate transaction occurs on or after November 15, 2013 or if the price of our common stock in the transaction is greater than $140.00 per share or less than $35.26 (in each case, subject to adjustment), no adjustment will be made to the conversion rate. In addition, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 28.3607 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate in connection with any such specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment only for certain specified events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes.” However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

There is no established trading market for the notes.

There is no established trading market for the notes. However, the notes that were issued in the private placement are eligible for trading in The PORTALSM Market. The notes sold using this prospectus, however, will no longer be eligible for trading in The PORTALSM Market, but may be freely traded in compliance with the registration statement. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, an active trading market for the notes may not develop. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our ability to have a resale registration statement covering the notes and the common stock issuable upon conversion of the notes declared effective by the Securities and Exchange Commission;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the markets for non-investment grade debt securities have been subject to disruptions that have caused volatility in prices. It is possible that the markets for the notes will be subject to disruptions. Any such disruptions may have a negative effect on a holder of the notes, regardless of our prospects and financial performance.

You may be deemed to have received a taxable distribution without the receipt of any cash.

The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Internal Revenue Code of 1986 (the “Code”), adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Certain of the conversion rate adjustments with respect to the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will result in deemed distributions to the holders of notes even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. In addition, holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding taxes (including backup withholding taxes or withholding taxes for payments to foreign persons). If we pay withholding taxes on behalf of a holder, we may, at our option, set off such payments against payments of cash and common stock on the notes. See “Certain United States Federal Income Tax Considerations—Consequences to U.S. Holders—Constructive Distributions” and “Certain United States Federal Income Tax Considerations—Consequences to Non-U.S. Holders—Dividends and Constructive Distributions.”

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

In connection with the original issuance of the notes, we entered into convertible note hedge and warrant transactions with counterparties that include affiliates of the initial purchasers. The convertible note hedge transactions are expected to reduce the potential dilution upon conversion of the notes. However, if the warrants are exercised, such exercise would mitigate some of that reduction. We used approximately $63.3 million of the net proceeds of the offering to pay the cost of the convertible note hedge transactions. This cost was partially offset by approximately $51.9 million that we received from the sale of warrants to the same counterparties. In connection with hedging these transactions, such counterparties or their affiliates:

•

expect to enter into various derivative transactions with respect to our common stock and/or purchase shares of our common stock in secondary market transactions concurrently with or shortly after the pricing of the notes; and

•

may enter into, or may unwind, various derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes (and are likely to do so during any observation period related to a conversion of notes).

These activities could have the effect of causing, increasing or preventing a decline in the price of our common stock concurrently with or shortly following the pricing of the notes.

Such counterparties or their affiliates are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes by purchasing and/or selling shares of our common stock or entering into or unwinding various derivatives. In addition, we intend to exercise options we hold under the convertible note hedge transactions whenever notes are converted. In order to unwind their hedge position with respect to those exercised options, such counterparties or their affiliates expect to sell shares of our common stock in secondary market transactions or unwind various derivative transactions with respect to our common stock during the observation period for the converted notes. Such hedging modifications may have a material adverse effect on the settlement amount received in relation to the conversion of those notes.

The effect, if any, of these convertible note hedge and warrant transactions or any of these hedging activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could materially and adversely affect the value of our common stock and the value of the notes and, as a result, the number of shares and value of the consideration you will receive upon the conversion of the notes.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

You should consider the U.S. federal income tax consequences of converting the notes.

The U.S. federal income tax treatment of the conversion of the notes into a combination of our common stock and cash is uncertain. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of notes into a combination of cash and common stock. A discussion of the U.S. federal income tax consequences of ownership and disposition of the notes is contained in this prospectus under the heading “Certain United States Federal Income Tax Considerations.”

The fundamental change purchase feature of the notes may delay or prevent an otherwise beneficial takeover attempt of our company.

The terms of the notes require us to purchase the notes for cash in the event of a fundamental change. A takeover of our company would trigger the requirement that we purchase the notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors. See also “—Risks Related to Our Common Stock—Provisions of our certificate of incorporation, bylaws, stockholder rights plan and Delaware law could deter takeover attempts.” and “Description of Capital Stock—Anti-Takeover Effects of Certificate, Bylaws and Stockholder Rights Plan.”

Conversion of the notes or exercise of the warrants issued in the warrant transactions may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

The conversion of the notes or exercise of some or all of the warrants we issue in the warrant transactions may dilute the ownership interests of existing stockholders, including holders who have previously converted their notes. Although the convertible note hedge transactions are expected to reduce potential dilution upon conversion of the notes, the warrant transactions could have a dilutive effect on our earnings per share to the extent that the price of our common stock exceeds the strike price of the warrants. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated exercise of the warrants for shares of our common stock could depress the price of our common stock.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of the notes to return payments received from us or our subsidiary guarantors.

Certain of our subsidiaries guaranteed the notes on a senior, unsecured basis. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee of the notes could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the debt evidenced by its guarantee:

•	issued the guarantee to delay, hinder or defraud present or future creditors; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee, and,

•	at the time it issued the guarantee:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged or about to engage in a business or transaction for which the guarantor’s remaining unencumbered assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if, at the time it incurred the debt:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be sure as to the standards that a court would use to determine whether or not the subsidiary guarantors were solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee of the notes would not be voided or the guarantee of the notes would not be subordinated to that subsidiary guarantor’s other debt.

If a case were to occur, any guarantee of the notes incurred by one or more of the subsidiary guarantors could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.

A court could thus void the obligations under the guarantee or subordinate the guarantee to the applicable guarantor’s other debt or take other action detrimental to holders of the notes.

Risks Related to Our Common Stock

We have no plans to pay dividends on our common stock. You may not receive funds without selling your shares.

We currently intend to retain any future earnings to finance the growth, development and expansion of our business. Accordingly, we do not intend to declare or pay any dividends on our common stock for the foreseeable future. The declaration, payment and amount of future dividends, if any, will be at the sole discretion of our board of directors after taking into account various factors, including our financial condition, results of operations, cash flow from operations, current and anticipated capital requirements and expansion plans, the income tax laws then in effect and the requirements of Delaware law. In addition, the indenture governing our 6.125% senior notes and the agreement governing our revolving credit facility include restrictions on our ability to pay cash dividends without meeting certain financial ratios and obtaining the consent of the lenders.

The price of our shares of common stock may fluctuate significantly in the future, and you could lose all or a part of your investment as a result.

The trading price of our common stock could be subject to significant fluctuations, and may decline. The following factors could affect our stock price:

•	government regulations;

•	the prices of oil and gas;

•	our operating results;

•	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	speculation in the press or investment community;

•	general market conditions, including fluctuations in commodity prices;

•	news announcements regarding the oil and gas or related industries in general, our customers, our competitors or us; or

•	other factors beyond our control.

The stock markets in general have also experienced extreme volatility that has often been unrelated to the operating performance of particular companies. This volatility and the realization of any of the risks described above could cause the market price of our common stock to decline significantly.

Future sales of our common stock could adversely affect its market price.

Following this offering, we will have a large number of shares of common stock outstanding and available for resale beginning at various points in time in the future. Sales of a substantial number of shares of our common stock in the public market after this offering, or the possibility that these sales may occur, could cause the market price for our common stock to decline. These sales, or the possibility that these sales may occur, could also make it more difficult for us to sell our common stock or other equity securities in the future at a time and at a price that we deem appropriate. As of September 30, 2006, there were 27.3 million shares of our common stock outstanding, which are freely transferable without restriction or further registration under the federal securities laws, except for any shares held by our affiliates, sales of which will be limited by Rule 144 under the Securities Act, absent registration under the Securities Act and for certain limited contractual restrictions applicable to certain shares.

Provisions of our certificate of incorporation, bylaws, stockholder rights plan and Delaware law could deter takeover attempts.

Our certificate of incorporation and bylaws, Delaware corporations law, and our stockholder rights plan contain provisions that could have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of us. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. See “Description of Capital Stock—Anti-Takeover Effects of Certificate, Bylaws and Stockholder Rights Plan.”

We can issue preferred stock without your approval, which could materially adversely affect the rights of common stockholders.

Our restated certificate of incorporation authorizes us to issue “blank check” preferred stock, the designation, number, voting powers, preferences, and rights of which may be fixed or altered from time to time by our board of directors. Accordingly, the board of directors has the authority, without stockholder approval, to issue preferred stock with rights that could materially adversely affect the voting power or other rights of the common stock holders or the market value of the common stock.

FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should” or “will” or other comparable words or the negative of these words. When you consider our forward-looking statements, you should keep in mind the risk factors we describe and other cautionary statements we make in this prospectus.

Among the risks, uncertainties and assumptions to which these forward-looking statements may be subject are:

•	activity levels in the energy markets;

•	changes in oil and natural gas prices;

•	increases in supply of vessels in our markets;

•	the effects of competition;

•	our ability to complete vessels under construction or conversion programs without significant delays or cost overruns;

•	our ability to integrate acquisitions successfully;

•	our ability to maintain adequate levels of insurance;

•	changes in demand for refined petroleum products or in methods of delivery;

•	loss of existing customers and our ability to attract new customers;

•	changes in laws;

•	changes in domestic and international economic and political conditions;

•	changes in foreign currency exchange rates;

•	adverse domestic or foreign tax consequences;

•	uncollectible accounts receivable or longer collection periods on such accounts;

•	financial stability of our customers;

•	retention and new hiring of skilled employees and our management;

•	laws governing the health and safety of our employees working offshore;

•	catastrophic marine disasters;

•	collisions or allisions;

•	shipyard delays in drydockings;

•	adverse weather and sea conditions;

•	oil and hazardous substance spills;

•	war and terrorism;

•	acts of God;

•	our ability to finance our operations and capital requirements on acceptable terms and access the debt and equity markets;

•	our ability to recruit and retain qualified crew members;

•	our ability to charter our vessels on acceptable terms; and

•	our success at managing these risks.

Our forward-looking statements are only predictions based on our expectations at the time of such statements. Actual events or results may differ materially from those described in any forward-looking statement. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. To the extent these risks, uncertainties and assumptions give rise to events that vary from our expectations, the forward-looking events discussed in this prospectus may not occur. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.

NO PROCEEDS

The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. We will not receive any proceeds from the sale of the securities or conversion of the notes.

DIVIDEND POLICY

We currently intend to retain any future earnings to finance the growth, development and expansion of our business. Accordingly, we do not intend to declare or pay any dividends on our common stock for the foreseeable future. The declaration, payment and amount of future dividends, if any, will be at the sole discretion of our board of directors after taking into account various factors, including our financial condition, results of operations, cash flow from operations, current and anticipated capital requirements and expansion plans, the income tax laws then in effect and the requirements of Delaware law. In addition, the indenture governing our 6.125% senior notes and the agreement governing our revolving credit facility include restrictions on our ability to pay cash dividends without meeting certain financial ratios or obtaining consent of the lenders.

RATIO OF EARNINGS TO FIXED CHARGES

(In thousands, except for ratio data)

The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. For purposes of determining the ratios of earnings to fixed charges, earnings are defined as income from continuing operations plus fixed charges, excluding capitalized interest. Fixed charges consist of interest (whether expensed or capitalized) and amortization of debt expenses.

The table below sets forth the calculation of the ratio of earnings to fixed charges for the periods indicated.

	Year Ended December 31,					Nine Months Ended September 30,
	2001	2002	2003	2004	2005	2005	2006
Ratio of earnings to fixed charges	1.58x	1.74x	1.72x	0.67x	4.35x	3.83x	7.25x

SELLING SECURITY HOLDERS

On November 13, 2006, we issued and sold a total of $250,000,000 aggregate principal amount of the notes in private placements to Jeffries & Company, Inc. and Bear Stearns & Co. Inc. (which we refer to in this prospectus as the initial purchasers). The initial purchasers have advised us that they resold the notes, in transactions exempt from the registration requirements of the Securities Act, to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A. The selling security holders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of our common stock issuable upon conversion of the notes.

The sale of the notes and our shares of common stock to be issued upon conversion of the notes are being registered pursuant to a registration rights agreement between the initial purchasers and us. In that agreement, we undertook to file a registration statement with regard to the notes and our shares of common stock issuable upon conversion of the notes and, subject to certain exceptions, to keep that registration statement effective for up to two years. The registration statement of which this prospectus is a part is intended to satisfy our obligations under that agreement.

The selling security holders named below have advised us that they currently intend to sell pursuant to this prospectus the notes and our shares of common stock set forth below. Additional selling security holders may choose to sell notes and shares of our common stock from time to time upon notice to us. None of the selling security holders named below, has, within the past three years, held any position or office with us or any of our predecessors or affiliates, or had any other material relationship with us or any of our predecessors or affiliates, except as noted below in “Plan of Distribution.”

Before a security holder not named below may use this prospectus in connection with an offering of securities, other than securities that were purchased pursuant to the registration statement of which this prospectus is a part, this prospectus will be amended. In that amendment, we will include the name of the holder, the amount of notes and common stock beneficially owned by the holder and the amount of notes and common stock to be offered. Alternatively, we can include that information in a report filed with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, and incorporate it by reference into this prospectus or we can include that information in a supplement to this prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act. Any such amendment, report or prospectus supplement will also disclose whether any selling security holder named in the amendment, report or prospectus supplement has held any position or office with us or any of our predecessors or affiliates, or had any other material relationship with us or any of our predecessors or affiliates, during the three years prior to the date of the amendment, report or prospectus supplement.

The following table is based solely on the most current information provided to us by the selling security holders. References in the table and its footnotes to shares of our common stock held or offered by the selling security holders include in each case the associated preferred stock purchase rights. References in the footnotes to the “securities being offered” by a selling security holder are references to the notes, shares of our common stock and associated preferred stock purchase rights being registered for resale, as shown in the table.

Name of Selling Security Holder	Amount of Notes Beneficially Owned ($)	% of Notes Beneficially Owned	Amount of Notes Being Offered ($) (1)	No. of Shares of Common Stock Beneficially Owned (2)(3)	No. of Shares of Common Stock Being Offered (1) (3)	Number of Shares of Common Stock Owned After Offering (1)
Selling Security Holders To Be Identified	250,000,000	100.00%	250,000,000	5,156,500	5,156,500	0

	$250,000,000	100.00%	$250,000,000	5,156,500	5,156,500	0

*	Less than 1%

(1)	Because the selling security holder may sell pursuant to the prospectus all or a portion of the offered notes, and common stock issuable upon conversion of the notes, we cannot know or estimate the number or percentage of notes and common stock that the selling security holder will hold upon the termination of any particular offering. Please refer to the “Plan of Distribution” beginning on page 69 of the prospectus. The information presented assumes that the selling security holder will fully convert the notes for cash and shares of our common stock, and that the selling security holder will sell all shares of our common stock that it receives pursuant to such conversion.

(2)	Includes shares of our common stock issuable upon conversion of the notes.

(3)

The maximum number of shares of our common stock issuable upon conversion of the notes is calculated assuming the conversion of the full amount of notes held by the selling security holders at the initial conversion price of $48.48, which corresponds to the initial conversion rate of 20.6260 shares per $1,000 principal amount of the notes. This conversion price is subject to adjustment as described under “Description of Notes—Conversion

Rights—Conversion Rate Adjustments.” Accordingly, the number of shares of our common stock to be offered using this prospectus may increase or decrease over time. Fractional shares will not be issued upon conversion of the notes. Instead, we will pay cash in lieu of fractional shares, if any. Due to the effects of rounding, the numbers shown in this column do not equal exactly 20.6260 shares per $1,000 principal amount of the notes.

Selling security holders who are registered broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act. In addition, a selling security holder who is an affiliate of a registered broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act if the selling security holder (i) did not acquire its notes or underlying common stock in the ordinary course of business or (ii) had any agreement or understanding, directly or indirectly, with any person to distribute the notes or underlying common stock. To our knowledge, no selling security holder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a description of the principal terms of our existing indebtedness and revolving credit facility:

Long-Term Debt

Senior Notes

On November 23, 2004, we issued in a private placement $225.0 million in aggregate principal amount of 6.125% senior notes, or original senior notes, governed by an indenture, or the 2004 indenture. The original senior notes were subsequently exchanged on March 7, 2005 for senior notes with substantially similar terms, except that the issuance of the senior notes issued in the exchange offer was registered under the Securities Act. The net proceeds to us from the private placement were approximately $219.0 million, net of transaction costs. We used $198.0 million of the proceeds to repurchase or redeem all of a previously outstanding issued 10.625% senior notes. The $198.0 million comprised the total consideration paid for the prior senior notes, including related tender offer costs, consent fees and bond redemption premium required to be paid to holders of the prior senior notes. The residual proceeds were used for the acquisition, construction and retrofit of vessels. The effective interest rate on the original senior notes is 6.38%.

On October 4, 2005, we issued in a private placement an additional $75.0 million in aggregate principal amount of 6.125% senior notes, or additional notes, governed by the 2004 indenture. The additional notes were priced at 99.25% of principal amount to yield 6.41%. The additional notes were subsequently exchanged in March 2006 for senior notes with substantially similar terms, except that the issuance of the senior notes issued in the exchange offer were registered under the Securities Act. The net proceeds to the Company from this private placement were approximately $73.1 million, net of transaction costs. The proceeds from the sale of the additional notes, as well as the proceeds from our concurrent public offering of common stock are being used to partially fund the construction of new OSVs, ocean-going tugs and ocean-going, double-hulled tank barges and the retrofit or conversion of certain existing vessels, including MPSVs. In addition, the combined proceeds may be used in connection with possible future acquisitions and additional new vessel construction programs, as well as for general corporate purposes. Pending these uses, the Company repaid debt under its then existing revolving credit facility.

The original senior notes and additional notes (or, collectively, the senior notes) mature on December 1, 2014 and require semi-annual interest payments on June 1 and December 1 of each year until maturity. No principal payments are due until maturity. The senior notes are senior unsecured obligations and rank equally in right of payment with other existing and future senior indebtedness, including indebtedness under our revolving credit facility and the notes offered hereby, and senior in right of payment to any subordinated indebtedness that we may incur in the future. The senior notes are guaranteed by certain of our subsidiaries. The guarantees are full and unconditional, joint and several, and all of our non-guarantor subsidiaries are minor as defined in Commission regulations. Hornbeck Offshore Services, Inc., as the parent company issuer of the senior notes, has no independent assets or operations other than its ownership interest in its subsidiaries and affiliates. There are no significant restrictions on our ability or the ability of any guarantor to obtain funds from our subsidiaries by such means as a dividend or loan. We may, at our option, redeem all or part of the senior notes from time to time at specified redemption prices and subject to certain conditions required by the indenture. We are permitted under the terms of the indenture to incur additional indebtedness in the future, provided that we satisfy certain financial conditions set forth in the indenture.

Revolving Credit Facility

On September 27, 2006, we entered into a new revolving credit agreement with Wells Fargo Bank, N.A., as administrative agent, Comerica Bank, as syndication agent, and the lenders party thereto, which provides for a five-year senior secured revolving credit facility for up to $100.0 million, with an accordion feature that allows for the potential expansion up to $250.0 million.

Pursuant to the terms of the revolving credit facility, our borrowings under this facility will initially be limited to $100.0 million unless we have obtained the lenders’ concurrence to increase their commitments in excess of $100.0 million and are in compliance with the terms of the indenture governing our 6.125% senior notes with respect to the incurrence of additional indebtedness. Pursuant to the indenture governing the senior notes, unless we meet a specified consolidated interest coverage ratio test, the level of permitted borrowings under the revolving credit facility is limited to the greater of $75.0 million or 20% of our consolidated net tangible assets determined as of the end of our most recently completed fiscal quarter for which internal financial statements are available.

The revolving credit facility is collateralized by eight of our offshore supply vessels, four of our ocean-going tugs and associated personalty, with an approximate aggregate appraised fair market value in excess of $200.0 million, or 200% of our current level of permitted borrowings. Our two principal subsidiaries, Hornbeck Offshore Services, LLC and Hornbeck Offshore Transportation, LLC, are the borrowers under this facility. Hornbeck Offshore Services, Inc., the parent company, and our other principal subsidiaries have guaranteed the obligations under the revolving credit facility. We can use the amounts we draw under this facility for working capital and general corporate purposes, including acquisitions, additional newbuild and conversion programs and other capital expenditures.

Borrowings under the revolving credit facility accrue interest, at our option, at either (i) the greater of the Federal Funds Effective Rate in effect on such day plus 0.5% and the prime rate announced by Wells Fargo Bank, N.A. in San Francisco, plus a margin of up to 0.25%, or (ii) the London Interbank Offered Rate, plus a margin of 0.5% to 1.5%. We are also required to pay a commitment fee on available but unused amounts ranging from 0.175% to 0.300%. The applicable interest rate margin and commitment fee are based on our leverage ratio, as defined in the agreement governing this facility.

The revolving credit facility imposes certain operating and financial restrictions on us. Such restrictions affect, and in many cases limit or prohibit, among other things, our ability to incur additional indebtedness, make capital expenditures, redeem equity, create liens, sell assets and make dividend or other restricted payments.

The Company has not yet made any borrowings under this facility and, therefore, has $100.0 million of borrowing capacity immediately available.

DESCRIPTION OF NOTES

We issued the notes under an indenture (the “indenture") dated as of November 13, 2006 among Wells Fargo Bank, National Association, as trustee (the “trustee"), the guarantors and us. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act"). The notes and the shares of common stock issuable upon conversion of the notes, if any, are covered by a registration rights agreement.

The following description is a summary of the material provisions of the form of notes, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes, the indenture and the registration rights agreement, including the definitions of certain terms used in these documents. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes. These documents are filed as exhibits to the registration statement of which this prospectus is a part.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Hornbeck Offshore Services, Inc. and not to its subsidiaries.

General

The notes:

•	are in the aggregate principal amount of $250.0 million;

•	mature on November 15, 2026 unless earlier converted, redeemed or repurchased;

•	were issued in denominations of $1,000 and multiples of $1,000;

•	are represented by a registered note in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-Entry, Settlement and Clearance;” and

•

with respect to the notes issued in the private placement, are eligible for trading on The PORTALSM Market, although the notes sold using this prospectus will no longer be eligible for trading in The PORTALSM Market, but may be freely traded in compliance with the registration statement.

The notes are general unsecured, senior obligations of the Company, ranking equally in right of payment with all of our existing and future senior indebtedness, including our outstanding 6.125% Senior Notes due 2014 and indebtedness under our revolving credit facility. The notes are effectively subordinated to all of our existing and future secured indebtedness, including indebtedness under our revolving credit facility, to the extent of the value of collateral securing such indebtedness. The notes are guaranteed on a senior, unsecured basis by our current domestic significant subsidiaries, which are the same subsidiaries that guarantee our outstanding 6.125% Senior Notes due 2014. Future subsidiaries that guarantee our other indebtedness will also guarantee the notes. As of January 31, 2007, we and our subsidiaries had approximately $550.0 million of outstanding senior indebtedness and other liabilities (including the notes, but excluding trade payables, accrued expenses and intercompany liabilities), none of which represented secured indebtedness.

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of 20.6260 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $48.48 per share of common stock). The conversion rate is subject to adjustment if certain events occur as described below under “—Conversion Rate Adjustments.” Upon conversion, we will have the right to deliver either (i) in the case of any conversion prior to November 15, 2013 other than a conversion related to our call of notes for redemption, shares of our common stock based upon the applicable conversion rate, or (ii) a combination of cash and shares of our common stock, if any, based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day of the 25 trading-day observation period. At any time on or before the 28th scheduled trading day prior to November 15, 2013, we may irrevocably waive in our sole discretion our right to satisfy our conversion obligations prior to November 15, 2013 solely in shares of our common stock, by delivery of notice to that effect to the trustee. See “—Conversion Rights—Conversion After Irrevocable Election to Waive Right to Settle Solely in Shares of Our Common Stock.” You will not receive any separate cash payment or shares for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt which may be issued by the Company or its subsidiaries. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” and “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Conversion Rate Adjustments—Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes” and “—Conversion Rights—Conversion Rate Adjustments—Conversion After a Public Acquirer Change of Control,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the credit of the Company as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to holders.

The Company does not intend to list the notes on a national securities exchange.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay principal of, and any premium on, certificated notes at the office or agency designated by the Company for that purpose. We have initially designated the trustee as our paying agent and registrar. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest (including additional interest, if any), on certificated notes will be payable (i) to holders having an aggregate principal amount of $5.0 million or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5.0 million either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

We will pay principal of and interest on (including any additional interest), notes in global form registered in the name of or held by or on behalf of The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to register any transfer or exchange of any note selected for redemption or surrendered for conversion. Also, the Company is not required to register any transfer or exchange of any note in certificated form for a period of 15 days before the mailing of a notice of redemption.

The registered holder of a note will be treated as the owner of it for all purposes, and references to “holders” or “you” in this description are to holders registered unless the context otherwise indicates.

Interest

The notes bear interest at a rate of 1.625% per annum until, but excluding, November 15, 2013, decreasing to a rate of 1.375% per annum beginning that date and thereafter. Interest on the notes began accruing on November 13, 2006. Interest will be payable semiannually in arrears on May 15 and November 15 of each year, beginning May 15, 2007.

Interest will be paid to the person in whose name a note is registered at the close of business on May 1 or November 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Optional Redemption

No sinking fund is provided for the notes. Prior to November 15, 2011, the notes will not be redeemable. On or after November 15, 2011, but prior to November 15, 2013, we may redeem for cash all or part of the notes, upon not less than 30 nor more than 45 scheduled trading days’ notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, at 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, including any additional interest, to but excluding the redemption date and a “make-whole” premium (as described below), only if the last reported sale price of our common stock is greater than or equal to 135% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date on which we mail the redemption notice.

On or after November 15, 2013, we may redeem at any time for cash all or part of the notes, upon not less than 30 nor more than 45 scheduled trading days’ notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including any additional interest, to but excluding the redemption date.

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate, including any method required by DTC or any successor depositary.

If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Make-Whole Premium

If we redeem the notes as described above on or after November 15, 2011 and prior to November 15, 2013, we will pay the “make-whole” premium in cash equal to the present value of all scheduled payments of interest on the notes to be redeemed to but excluding November 15, 2013. The present value of such interest payments will be computed using a discount rate equal to the treasury yield. “Treasury yield” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining time to November 15, 2013; provided, however, that if the then remaining time to November 15, 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the treasury yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining time to November 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

The Subsidiary Guarantees

The notes are guaranteed initially by our domestic significant subsidiaries, which are the same subsidiaries that are guarantors of our outstanding 6.125% Senior Notes due 2014, issued pursuant to that certain Indenture, dated as of November 23, 2004, as amended, among us, the guarantors named therein and Wells Fargo Bank, National Association, as trustee. These subsidiary guarantees are joint and several obligations of the guarantors. Each subsidiary guarantee ranks senior in right of payment with any existing and future subordinated indebtedness of that guarantor and rank equally in right of payment with all existing and future senior debt of the guarantor. Each subsidiary guarantee effectively ranks junior to all secured indebtedness of that guarantor, including its guarantee of our revolving credit facility, to the extent of the value of the assets securing such indebtedness. The liability of each guarantor under its respective subsidiary guarantee is limited as necessary to the amount, if any, which would not render such guarantor “insolvent” (as such term is defined under federal bankruptcy law and in the debtor and creditor law of New York state) or, under certain circumstances, leave it with unreasonably small capital. See “Risk Factors—Risks Related to the Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of the notes to return payments received from us or our subsidiary guarantors.”

Guarantors may, without the consent of the holders of notes, consolidate with, merge with or into or transfer all or substantially all of their assets to:

•	another guarantor or us; provided that certain conditions are met, including, in the case of such a transaction with us, the conditions described under “—Consolidation, Merger and Sale of Assets;” and

•	any other entity, provided that:

•	the surviving entity assumes all of the guarantor’s obligations under the indenture;

•

immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing; and

•	certain other conditions are met.

The subsidiary guarantee of a guarantor will be released:

•

in connection with any sale or other disposition of all or substantially all of the assets of that guarantor (including by way of merger or consolidation, in accordance with the provisions of the indenture);

•	in connection with any sale of all of the capital stock of a guarantor, in accordance with the provisions of the indenture; or

•	upon the release of its guarantee of all other indebtedness of ours or any of our domestic subsidiaries.

The indenture provides that if any of our subsidiaries (including a foreign subsidiary) that is not already a subsidiary guarantor, guarantees any indebtedness of ours or a domestic subsidiary, then such subsidiary will guarantee the notes in accordance with the terms of the indenture and deliver an opinion of counsel to the trustee.

Conversion Rights

General

Notes will be convertible only upon satisfaction of one or more of the conditions described under the headings
“—Conversion Upon Satisfaction of Sale Price Condition,” “—Conversion Upon Satisfaction of

Trading Price Condition,” “—Conversion Upon Notice of Redemption,” and “—Conversion Upon Specified Corporate Transactions.” If one or more of such conditions is satisfied, holders may convert each of their notes based on an initial conversion rate of 20.6260 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $48.48 per share of common stock ) at any time specified under such headings prior to the close of business on the business day immediately preceding the maturity date. Upon conversion of a note, we will, except as provided below in “—Exchange in Lieu of Conversion” and “—Conversion After Irrevocable Election to Waive Right to Settle Solely in Shares of Our Common Stock,” have the right to deliver either (i) in the case of any conversion prior to November 15, 2013 other than a conversion related to our call of notes for redemption, shares of our common stock based upon the applicable conversion rate, or (ii) a combination of cash and shares of our common stock, if any, based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day of the 25 trading-day observation period (as defined below), all as set forth below under “—Payment Upon Conversion.” The trustee will initially act as the conversion agent.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below under “—Conversion Rate Adjustments.” A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.

If we call notes for redemption, a holder of notes may convert notes only until the close of business on the third scheduled trading day (as defined below) prior to the redemption date unless we fail to pay the redemption price. If a holder of notes has submitted notes for repurchase upon a fundamental change or on a purchase date that is unrelated to a fundamental change, the holder may convert those notes only if that holder withdraws the repurchase notice delivered by that holder in accordance with the terms of the indenture.

Upon conversion, you will not receive any separate cash payment or shares for accrued and unpaid interest and additional interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined under “—Payment Upon Conversion”) of the common stock on the last day of the observation period (as defined under “—Payment Upon Conversion”). Our delivery to you of shares of our common stock or a combination of cash and shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made:

•	if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion only under the following circumstances:

Conversion Upon Satisfaction of Sale Price Condition

A holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after March 31, 2007 if the last reported sale price of the common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 135% of the applicable conversion price on such last trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is listed for trading.

If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the mid-point of the last quoted bid and ask prices for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms (which may include one or more initial purchasers or their affiliates) selected by us for this purpose.

A “trading day” is any day during which (i) trading in our common stock generally occurs, and (ii) there is no market disruption event. For purposes of the definition of “trading day,” “market disruption event” means the occurrence or existence during the one-half hour period ending on the scheduled close of trading on the principal U.S. national or regional securities exchange on which our common stock is listed for trading of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or future contracts relating to our common stock.

Conversion Upon Satisfaction of Trading Price Condition

Prior to November 15, 2013, a holder of notes may surrender its notes for conversion during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate for such trading day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee for $5.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select (which may include one or more initial purchasers or their affiliates); provided that, if three such bids cannot reasonably be obtained by the trustee but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain on any trading day at least one bid for $5.0 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes for such trading day will be deemed to be less than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate.

In connection with any conversion upon satisfaction of the above trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes for any trading day is greater than or equal to 95% of the product of the last reported sale price of our common stock and the applicable conversion rate.

Conversion Upon Notice of Redemption

If we call any or all of the notes for redemption, holders may convert notes that have been so called for redemption at any time prior to the close of business on the third scheduled trading day prior to the redemption date, even if the notes are not otherwise convertible at such time, after which time the holder’s right to convert will expire unless we default in the payment of the redemption price.

Conversion Upon Specified Corporate Transactions

Certain Distributions

If we elect to:

•

distribute to all holders of our common stock any rights or warrants entitling them to purchase, for a period expiring within 45 days after the ex-dividend date of the distribution, shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day preceding the ex-dividend date for such distribution; or

•

distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as determined by our board of directors, exceeding 15% of the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution, we must notify the holders of the notes at least 35 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time; provided, however, that a holder may not exercise this conversion right if the holders of the notes participate (as a result of holding the notes, and at the same time as the common stockholders participate) in any of the transactions described above as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder, without having to convert their notes.

The “ex-dividend date” is the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

Certain Corporate Events

If we are party to a transaction described in clause (2) of the definition of fundamental change (after giving effect to the paragraph following that definition, see “—Fundamental Change Permits Holders to

Require Us to Purchase Notes”) or a combination, merger, binding share exchange or sale, lease or other transfer of all or substantially all of our and our subsidiaries’ assets, taken as a whole, in each case pursuant to which our common stock would be converted into cash, securities and/or other property that does not also constitute a fundamental change, we must notify holders of the notes at least 35 scheduled trading days prior to the anticipated effective date for such transaction. Once we have given such notice, holders may surrender their notes for conversion at any time until seven scheduled trading days after the actual effective date of such transaction or, if later, the related fundamental change purchase date. In addition, you may surrender all or a portion of your notes for conversion if a fundamental change of the type described in clauses (1) and (3) of the definition of fundamental change occurs. In such event, you may surrender notes for conversion at any time beginning on the actual effective date of such fundamental change until and including the date which is seven scheduled trading days after the actual effective date of such transaction or, if later, until the related fundamental change purchase date corresponding to such fundamental change.

Exchange in Lieu of Conversion

When a holder surrenders notes for conversion, we may direct the conversion agent to surrender such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated financial institution must agree to deliver, in exchange for such notes, all shares based upon the applicable conversion rate or a combination of cash and shares of our common stock equal to the consideration due upon conversion, as determined below under “—Payment Upon Conversion.” By the close of business on the scheduled trading day immediately preceding the start of the observation period, we will notify the holder surrendering notes for conversion that (i) we have directed the designated financial institution to make an exchange in lieu of conversion and (ii) whether the designated financial institution will deliver, upon exchange, shares of our common stock based upon the applicable conversion rate or a combination of cash and shares of our common stock equal to the consideration due upon conversion, as determined below under “—Payment Upon Conversion.” If the designated financial institution accepts any such notes, it will deliver the appropriate number of shares of our common stock or cash and shares of our common stock, as the case may be, to the conversion agent and the conversion agent will deliver those shares or cash and shares of our common stock, as the case may be, to you. Any notes exchanged by the designated financial institution will remain outstanding. If the designated financial institution agrees to accept any notes for exchange but does not timely deliver the related consideration, or if such designated financial institution does not accept the notes for exchange, we will, as promptly as practical thereafter convert the notes into shares of our common stock or cash and shares of our common stock in accordance with the election made by us in the initial notice to the holders surrendering the notes and based on the observation period as determined below under “—Payment Upon Conversion.” Our designation of a financial institution to which the notes may be submitted for exchange does not require the institution to accept any notes. We will not pay any consideration to, or otherwise enter into any agreement with, the designated financial institution for or with respect to such designation.

Conversion During Specified Period Immediately Prior to Maturity

Notwithstanding anything herein to the contrary, a holder may surrender its notes for conversion beginning on August 15, 2026, until the close of business on the second business day immediately preceding November 15, 2026.

Conversion After Irrevocable Election to Waive Right to Settle Solely in Shares of Our Common Stock

At any time on or before the 28th scheduled trading day prior to November 15, 2013, we may irrevocably waive in our sole discretion without the consent of the holders of the notes, by notice to the trustee and the holders of the notes, our right to satisfy our conversion obligations prior to November 15, 2013 solely in shares of our common stock.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the conversion date under the indenture.

If a holder has already delivered a purchase notice as described under either “—Purchase of Notes by Us at the Option of the Holder” or “—Fundamental Change Permits Holders to Require Us to Purchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

As described below under “—Payment Upon Conversion,” we will have the right to deliver shares of our common stock or cash and shares of our common stock in amounts described below under “—Payment Upon Conversion.” Settlement of our obligation to deliver our shares and cash with respect to a conversion will occur on the dates described below under “—Payment Upon Conversion.” Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. In addition, we will pay cash for any fractional shares, as described above.

Payment Upon Conversion

In the event that we receive a holder’s notice of conversion upon satisfaction of one or more of the conditions to conversion described above, we will notify the relevant holders within two scheduled trading days following the conversion date whether we will satisfy our obligation to convert the notes through delivery of (i) shares of our common stock based upon the applicable conversion rate or (ii) a combination of cash and shares of our common stock based on a daily conversion value. However, we will not be permitted to elect the option described in clause (i) above (A) on or after November 15, 2013, (B) in connection with any conversions made in connection with a redemption of the notes at our option as described above under “—Conversion Upon Notice of Redemption,” or (C) if we have made the election to waive described above under “—Conversion After Irrevocable Election to Waive Right to Settle Solely in Shares of Our Common Stock.”

In a case of a satisfaction of our obligation to convert the notes (the “conversion obligation”) by a combination of cash and shares of our common stock, upon conversion we will deliver to holders in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 25 VWAP trading days during the observation period.

The settlement amount will be computed as follows:

“Daily settlement amount,” for each of the 25 VWAP trading days during the observation period, shall consist of:

•	cash equal to the lesser of $40 and the daily conversion value; and

•

to the extent the daily conversion value exceeds $40, a number of shares equal to, (A) the difference between the daily conversion value and $40, divided by (B) the daily VWAP for such VWAP trading day.

“Daily conversion value” means, for each of the 25 consecutive VWAP trading days during the observation period, 4% of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock on such VWAP trading day.

“Daily VWAP” means, for each of the 25 consecutive VWAP trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “HOS UN <EQUITY> VAP <GO>” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such VWAP trading day (or if such volume-weighted average price is unavailable, or if such page or its equivalent is unavailable, the (a) price of each trade in our common shares multiplied by the number of shares in each such trade (b) divided by the total shares traded, in each case during such VWAP trading day between 9:30 a.m. and 4:00 p.m., New York City Time on the New York Stock Exchange or, if our common stock is not traded on the New York Stock Exchange, the principal U.S. national or regional securities exchange on which our common stock is listed, by a nationally recognized independent investment banking firm (which may be one of the initial purchasers or its affiliates) retained for this purpose by us).

“Observation period” with respect to any note means the 25 consecutive VWAP trading day period beginning on and including the third trading day after the related conversion date, except that with respect to any related conversion date occurring after the date of issuance of a notice of redemption as described under “—Optional Redemption,” the “observation period” means the 25 consecutive VWAP trading days beginning on and including the 28th scheduled trading day prior to the applicable redemption date.

“Scheduled trading day” means a day that is scheduled to be a trading day on the primary United States national securities exchange or market on which our common stock is listed or admitted to trading.

A “VWAP trading day” is any scheduled trading day on which (i) there is no market disruption event and (ii) the New York Stock Exchange or, if our common stock is not quoted on the New York Stock Exchange, the principal U.S. national or regional securities exchange on which our common stock is listed, is open for trading or, if our common shares are not so listed, admitted for trading or quoted, any business day. A “VWAP trading day” only includes those scheduled trading days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system. For the purposes of the definition of “VWAP trading day,” “market disruption event” means (i) a failure by the primary United States national securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any scheduled trading day for our common stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or future contracts relating to our common stock.

We will deliver the settlement amount to converting holders as soon as practicable following the last day of the observation period.

We will deliver cash in lieu of any fractional share of common stock issuable in connection with payment of the settlement amount. The delivery of shares of our common stock, if any, will occur through the conversion agent or DTC, as the case may be.

In a case of a satisfaction of the conversion obligation in shares of our common stock, upon conversion we will, except as provided above under “—Exchange in Lieu of Conversion,” deliver to holders a number of shares equal to (i) the aggregate principal amount of notes to be converted divided by $1,000 multiplied by (ii) the applicable conversion rate.

We will deliver cash in lieu of any fractional share of common stock that would be deliverable. The delivery of shares of common stock into which the notes are converted (and cash in lieu of any fractional shares) will occur through the conversion agent or DTC, as the case may be, as described above as soon as practicable following the last day of the observation period.

Conversion Rate Adjustments

The applicable conversion rate will be adjusted only as described below; provided, however, that we will not make any adjustments to the conversion rate if holders of the notes participate (as a result of holding the notes, and at the same time as the common stockholders participate) in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder, without having to convert their notes.

(1)	If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR' = CR0 ×	OS'
OS0

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination, as the case may be;

CR' = the new conversion rate in effect immediately after the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination, as the case may be; and

OS' = the number of shares of our common stock outstanding immediately after such dividend or distribution, or the effective date of such share split or share combination, as the case may be.

Any adjustment made pursuant to this clause (1) shall become effective immediately after (x) the ex-dividend date for such dividend or distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this clause (1) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we distribute to all holders of our common stock any rights or warrants entitling them to purchase, for a period of not more than 45 days after the ex-dividend date for the distribution, shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day preceding the ex-dividend date for such distribution, the conversion rate will be adjusted based on the following formula:

CR' = CR0 ×	OS0 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR' = the new conversion rate in effect immediately after the ex-dividend date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the ex-dividend date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution.

For purposes of this clause (2), in determining whether any rights or warrants entitle the holders to subscribe for or purchase Company common stock at less than the applicable last reported sale prices of our common stock, and in determining the aggregate exercise or conversion price payable for such common stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our board of directors. If any right or warrant described in this clause (2) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such right or warrant had not been so issued. Any adjustment made pursuant to this clause (2) shall become effective immediately after the ex-dividend date for the applicable distribution.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all holders of our common stock, excluding:

•	dividends or distributions referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

CR' = CR0 ×	SP0
SP0 - FMV

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR' = the new conversion rate in effect immediately after the ex-dividend date for such distribution;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the average of the fair market values (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution.

An adjustment to the conversion rate made pursuant to this clause (3) shall become effective immediately after the ex-dividend date for the applicable distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

CR' = CR0 ×	FMV0 + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the tenth trading day immediately following, and including, the effective date of the spin-off;

CR' = the new conversion rate in effect immediately after the tenth trading day immediately following, and including, the effective date of the spin-off;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period immediately following, and including, the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period immediately following, and including, the effective date of the spin-off.

The adjustment to the conversion rate under this clause (3) will occur immediately after the tenth trading day immediately following, and including, the effective date of the spin-off provided that, for purposes of determining the conversion rate, in respect of any conversion during the ten trading days following the effective date of any spin-off, references within the portion of this clause (3) related to “spin-offs” to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the relevant conversion date.

If any such dividend or distribution described in this clause (3) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4)	If any cash dividend or distribution is made to all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR' = CR0 ×	SP0
SP0 - C

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR' = the new conversion rate in effect immediately after the ex-dividend date for such distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

An adjustment to the conversion rate made pursuant to this clause (4) shall become effective immediately after the ex-dividend date for the applicable dividend or distribution. If any dividend or distribution described in this clause (4) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5)	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR' = CR0 ×	AC + (SP' x OS')
OS0 x SP'

where,

CR0 = the conversion rate in effect at the close of business on the last trading day of the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires;

CR' = the new conversion rate in effect immediately following the last trading day of the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the expiration of such tender or exchange offer;

OS' = the number of shares of our common stock outstanding immediately after the expiration of such tender or exchange offer (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

SP' = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under this clause (5) shall become effective immediately following the tenth trading day next succeeding the date such tender or exchange offer expires; provided that, for purposes of determining the conversion rate, in respect of any conversion during the ten trading days following the date that any tender or exchange offer expires, references within this clause (5) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date. If we or one of our subsidiaries is obligated to purchase our common stock pursuant to any such tender or exchange offer but are permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new conversion rate shall be readjusted to be the conversion rate that would be in effect if such tender or exchange offer had not been made.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (except on account of share combinations).

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate, and such adjustment or nonoccurrence of an adjustment may result in withholding taxes for holders (including backup withholding taxes or withholding taxes on payments to foreign persons). Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a holder, we may, at our option, set-off such payments against payments of cash and common stock on the notes. See “Certain United States Federal Income Tax Considerations—Consequences to U.S. Holders— Dividends,” “Certain United States Federal Income Tax Considerations—Consequences to U.S. Holders—Constructive Distributions” and “Certain U.S. Federal Income Tax Considerations—Consequences to Non-U.S. Holders—Dividends and Constructive Distributions.”

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, upon conversion of notes in respect of which we have elected to deliver common stock, if applicable, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

We will not make any adjustment to the conversion rate except as specifically set forth in this “Conversion Rate Adjustments” and in “—Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes.” Further, in the event of an adjustment to the conversion rate pursuant to clauses (4) and (5) above, in no event will the conversion rate exceed 50 shares of our common stock per $1,000 principal amount of notes, subject to adjustment pursuant to clauses (1), (2) and (3) above.

Without limiting the foregoing, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program or employee stock purchase plan of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock;

•	for any “make-whole” premium;

•	for accrued and unpaid interest and additional interest, if any; or

•	upon the issuance of any shares of our common stock pursuant to the warrants contemplated herein.

No adjustment to the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion rate. If the adjustment is not made because the adjustment does not change the conversion rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be. Notwithstanding the foregoing, if the notes are called for redemption, all adjustments not previously made will be made on the applicable redemption date.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale or conveyance to another person of all or substantially all of our property and assets or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, following the effective time of the transaction, the right to receive shares of our common stock upon conversion of a note, if any, will be changed into a right to receive the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a like number of shares of common stock would have been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

However, if the transaction described above also constitutes a “public acquirer change of control,” then we may in certain circumstances elect to change the conversion right in the manner described under “—Conversion After a Public Acquirer Change of Control” in lieu of changing the conversion right in the manner described in the foregoing paragraph.

Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes

If you elect to convert your notes as described above under “Conversion Upon Specified Corporate Transactions—Certain Corporate Events,” in connection with a corporate transaction that also constitutes a fundamental change (as defined under “—Fundamental Change Permits Holders to Require Us to Purchase Notes”) the effective date for which occurs on or prior to November 15, 2013, the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. Any conversion will be deemed to have occurred in connection with such fundamental change if such notes are surrendered for conversion at a time when the notes would be convertible in light of the expected or actual occurrence of a fundamental change and notwithstanding the fact that a note may then be convertible because another condition to conversion also has been satisfied.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If the fundamental change is a transaction described in clause (2) of the definition thereof and holders of our common stock receive only cash in that fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:

Effective Date	$35.26	$40.00	$45.00	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00	$95.00	$110.00	$125.00	$140.00

Nov. 13, 2006	7.7347	6.1688	4.9589	4.0542	3.3614	2.8202	2.3900	2.0430	1.7596	1.5255	1.0256	0.7162	0.5156	0.3711
Nov. 15, 2007	7.7347	6.1680	4.9019	3.9626	3.2495	2.6974	2.2625	1.9150	1.6338	1.4035	0.9200	0.6285	0.4441	0.3128
Nov. 15, 2008	7.7347	6.0687	4.7478	3.7779	3.0499	2.4932	2.0603	1.7188	1.4461	1.2258	0.7743	0.5124	0.3527	0.2409
Nov. 15, 2009	7.7347	5.9090	4.5186	3.5113	2.7673	2.2086	1.7824	1.4532	1.1958	0.9924	0.5920	0.3740	0.2485	0.1631
Nov. 15, 2010	7.7347	5.6850	4.1897	3.1237	2.3545	1.7940	1.3818	1.0761	0.8478	0.6756	0.3656	0.2181	0.1409	0.0907
Nov. 15, 2011	7.7347	5.4781	3.8261	2.6287	1.7399	1.0652	0.5335	0.3325	0.2802	0.2356	0.1490	0.0996	0.0687	0.0465
Nov. 15, 2012	7.7347	5.1340	3.3782	2.1766	1.3375	0.7343	0.2770	0.1134	0.0944	0.0765	0.0465	0.0317	0.0223	0.0153
Nov. 15, 2013	7.7347	4.3740	1.5962	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case

•

If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $140.00 per share (subject to adjustment), no additional shares will be issued upon conversion.

•	If the stock price is less than $35.26 per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, the conversion rate shall not exceed 28.3607 per $1,000 principal amount of notes on account of adjustments described in this section, subject to the adjustments set forth in clauses (1) through (5) of
“—Conversion Rate Adjustments.”

If you convert your notes prior to the effective date of any fundamental change, and the fundamental change does not occur, you will not be entitled to additional shares in connection with such conversion.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

An increase in the conversion rate upon a fundamental change may be treated as a deemed distribution to holders of the notes, possibly subject to U.S. federal withholding tax. See “Certain United States Federal Income Tax Considerations.”

Settlement of Conversion in a Fundamental Change

As described above under “—Recapitalizations, Reclassifications, and Changes of our Common Stock,” upon effectiveness of any fundamental change and a related conversion, the applicable conversion rate or the sum of the daily settlement amounts with respect to the notes submitted for conversion will be determined by the reference property. If, as described above, we are required to increase the conversion rate by the additional shares as a result of the fundamental change, any related conversions will be settled as follows:

•

If the last day of the applicable observation period related to the notes submitted for conversion in connection with the fundamental change is prior to the third scheduled trading day preceding the effective date of the fundamental change, we will settle such conversion as described under “—Payment Upon Conversion” above by delivering the number of shares of our common stock or the amount of cash and shares of our common stock, as the case may be, based on the applicable conversion rate then in effect without regard to the number of additional shares to be added to the applicable conversion rate as described above, as promptly as practicable following the last day of the applicable observation period. In addition, as soon as practicable following the effective date of the fundamental change, we will deliver the increase in such amount of cash and reference property deliverable in lieu of shares of our common stock, as if the applicable conversion rate had been increased by such number of additional shares during the related observation period (and based upon the related daily VWAP prices during such observation period). If such increased amount results in an increase to the amount of cash to be paid to holders, we will pay such increase in cash, and if such increased settlement amount results in an increase to the number of shares of our common stock, we will deliver such increase by delivering reference property based on such increased number of shares; or

•

If the last day of the applicable observation period related to notes submitted for conversion in connection with the fundamental change is on or following the third scheduled trading day preceding the effective date of the fundamental change, we will settle such conversion as described under “—Payment Upon Conversion” above (based on the applicable conversion rate as increased by the additional shares described above) on the later to occur of (1) the effective date of the fundamental change and (2) as promptly as practicable following the last day of the applicable observation period.

Conversion After a Public Acquirer Change of Control

Notwithstanding the foregoing, in the case of a fundamental change constituting a public acquirer change of control (as defined below), we may, in lieu of increasing the conversion rate by a number of additional shares as described in
“—Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes” above, elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the notes will be entitled to convert their notes (subject to the satisfaction of the conditions to conversion described under “—Conversion Rights”) into cash and a number of shares of public acquirer common stock (as defined below), still subject to the arrangements for payment upon conversion as set forth above under “—Payment Upon Conversion,” by adjusting the conversion rate in effect immediately before the public acquirer change of control by a fraction:

•

the numerator of which will be the average of the daily VWAP prices of our common stock for the five consecutive VWAP trading days prior to but excluding the effective date of such public acquirer change of control; and

•

the denominator of which will be the average of the daily VWAP prices of the public acquirer common stock for the five consecutive VWAP trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

A “public acquirer change of control” means a fundamental change as defined in clause (2) in the definition thereof (after giving effect to the paragraph following that definition) in which the acquirer has a class of common stock traded on a U.S. national securities exchange or which will be so traded when issued or exchanged in connection with such fundamental change (the “public acquirer common stock”). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have “public acquirer common stock” if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock satisfying the foregoing requirement, in such case, all references to public acquirer common stock shall refer to such class of common stock. Majority owned for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange

Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.

At least 35 scheduled trading days prior to the expected effective date of a fundamental change that is also a public acquirer change of control, we will provide to all holders of the notes and the trustee and paying agent a notification stating whether we will:

•

elect to adjust the conversion rate and related conversion obligation described in the second preceding paragraph, in which case the holders will not have the right to receive additional shares upon conversion, as described under “—Adjustments to Shares Delivered Upon Conversion Upon Certain Fundamental Changes;” or

•

not elect to adjust the conversion rate and related conversion obligation, in which case the holders will have the right to convert notes and, if applicable, receive additional shares upon conversion as described above under “—Adjustments to Shares Delivered Upon Conversion Upon Certain Fundamental Changes.”

In addition, upon a public acquirer change of control, in lieu of converting notes, the holder can, subject to certain conditions, require us to repurchase all or a portion of its notes as described below.

Purchase of Notes by Us at the Option of the Holder

Holders have the right to require us to purchase the notes on November 15, 2013, November 15, 2016 and November 15, 2021 (each, a “purchase date”). We will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the second business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related notes. Also, our ability to satisfy our purchase obligations may be affected by the factors described in “Risk Factors” under the caption “We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or on other purchase dates, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.”

The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional amounts, to such purchase date. Any notes purchased by us will be paid for in cash.

On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the notes, and to beneficial owners as required by applicable law, a notice (delivered in any manner permitted by the indenture, including through DTC) stating, among other things:

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the name and address of the paying agent; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

A notice electing to require us to purchase your notes must state:

•	if certificated notes have been issued, the certificate numbers of the notes, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, in multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

No notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.

You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

•

the notes will cease to be outstanding and interest, including any additional interest, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•

all other rights of the holder will terminate (other than the right to receive the purchase price and previously accrued and unpaid interest and additional interest upon delivery or transfer of the notes).

We will be responsible for making all determinations with respect to the adequacy of all notices electing to require us to purchase notes and all notices withdrawing such elections and any such determination shall be binding on the applicable holder.

We will comply with the provisions of Rule 13e-4 and any other rules under the Exchange Act that may be applicable.

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase any or all of your notes, or any portion of the principal amount thereof, at a purchase price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including additional interest, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date). The fundamental change purchase date will be a date specified by us no later than the 35th day following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred if any of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the ordinary voting power of our common equity;

(2)	consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our and our subsidiaries’ assets, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving entity or transferee or the parent thereof immediately after such event shall not be a fundamental change; or

(3)	our common stock (or other common stock into which the notes are then convertible) ceases to be listed on a U.S. national or regional securities exchange or quoted on an established automated over-the-counter trading market in the United States for a period of 30 consecutive scheduled trading days.

A fundamental change described in clause (2) of the definition will not be deemed to have occurred, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and cash payments in respect of statutory dissenters’ rights, in connection with the transaction or transactions constituting the fundamental change described in clause (2) of the definition consists of shares of common stock traded on a U.S. national or regional securities exchange, or which will be so traded when issued or exchanged in connection with a fundamental change described in clause (2) of the definition (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares and cash payments in respect of statutory dissenters’ rights.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice (delivered in any manner permitted by the indenture, including through DTC) of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•

if conversion of the notes is permitted in connection with such fundamental change as described in “—Conversion Rights—Conversion Upon Specified Corporate Transactions—Certain Corporate Events,” the then applicable conversion rate and any adjustments to the applicable conversion rate;

•

that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled

“Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the notes on the fundamental change purchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the business day following the fundamental change purchase date, then:

•

the notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•

all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including any additional interest) upon delivery or transfer of the notes).

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us that is not a fundamental change (as defined).

No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.

We will be responsible for making all determinations with respect to the adequacy of all notices electing to require us to purchase notes and all notices withdrawing such elections and any such determination shall be binding on the applicable holder.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our and our subsidiaries’ assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the sale, lease or other transfer of less than all of our and our subsidiaries’ assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. See “Risk Factors” under the caption “We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or on other purchase dates, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The indenture provides that the Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another person, unless (i) the resulting, surviving or transferee entity (if not the Company) expressly assumes by supplemental indenture all the obligations of the Company under the notes, the indenture and, to the extent then still operative, the registration rights agreement; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee entity shall succeed to, and may exercise every right and power of, the Company under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default:

(1)	default in any payment of interest, including any additional interest (as described below in this section or required by the registration rights agreement described in “—Registration Rights”) and any “make-whole” premium (as described under “—Optional Redemption—Make-Whole Premium”) on any note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of principal of any note when due and payable at its stated maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(3)	failure by the Company to comply with its obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of 10 days;

(4)	failure by the Company to give a fundamental change notice or notice of a specified corporate transaction as described under “—Conversion Upon Specified Corporate Transactions” or a public acquirer change of control notice as described under “—Conversion After a Public Acquirer Change of Control,” in each case when due;

(5)	failure by the Company to comply with its obligations under “—Consolidation, Merger and Sale of Assets;”

(6)	failure by the Company for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of its other agreements contained in the notes or indenture;

(7)

default by the Company or any subsidiary in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any indebtedness for money borrowed in excess of $15 million in the aggregate of the Company and/or any subsidiary, whether such indebtedness now exists or shall hereafter be created resulting in such indebtedness becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by the Company or such subsidiary from the trustee (or to us and the trustee from the holders of at least 25% in principal amount of the outstanding notes);

(8)	certain events of bankruptcy, insolvency, or reorganization of the Company or any significant subsidiary (as defined in Regulation S-X under the Exchange Act) (the “bankruptcy provisions”); or

(9)	except as permitted by the indenture, any subsidiary guarantee shall be held in any final judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor, or any person acting in behalf of any guarantor, shall deny or disaffirm its obligations under its subsidiary guarantee.

If an event of default occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including additional interest or premium, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a significant subsidiary, 100% of the principal, premium, if any, and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration, such principal, premium (if any) and accrued and unpaid interest, including any additional interest will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under the caption “—Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the 365 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.50% of the principal amount of the notes. This additional interest will be in addition to any additional interest that may accrue as a result of a registration default as described below under the caption “—Registration Rights” and will be payable in the same manner as additional interest accruing as a result of a registration default. The additional interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 365th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 365th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 365th day), such additional interest will cease to accrue and the notes will be subject to acceleration as provided above if the event of default is continuing. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default and will have no effect on the rights of holders of notes under the registration rights agreement.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest, or “make-whole” premium or failure to deliver, upon conversion, cash and shares of our common stock, if applicable) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest, including additional interest, or “make-whole” premium, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest, or “make-whole” premium, when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must provide to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as the trustee determines in good faith that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. The Company also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	reduce the percentage in aggregate principal amount of notes whose holders must consent to an amendment or waive any past default;

(2)	reduce the rate of or extend the stated time for payment of interest, including additional interest, on any note;

(3)	reduce the principal of or extend the stated maturity of any note;

(4)	otherwise impair the right of any holder to receive payment of principal, premium, if any, and interest, including additional interest, on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(5)	make any change that impairs or adversely affects the conversion rights of any notes;

(6)	reduce the redemption price, the purchase price or fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes the Company’s obligation to make such payments;

(7)	make any note payable in currency other than that stated in the note; or

(8)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, the Company, the guarantors and the trustee may amend the indenture to:

(1)	cure any ambiguity, omission, defect or inconsistency in the indenture in a manner that does not individually or in the aggregate adversely affect the rights of any holder of notes in any respect;

(2)	provide for the assumption by a successor entity of the obligations of the Company under the indenture as described under “—Consolidation, Merger and Sale of Assets” or any successor subsidiary guarantor under any subsidiary guarantee;

(3)	add additional guarantors with respect to the notes;

(4)	secure the notes;

(5)	add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

(6)	make any change that does not materially adversely affect the rights of any holder;

(7)	comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act;

(8)	provide for the acceptance of appointment by a successor trustee or paying agent or facilitate the administration of the trusts under the indenture by more than one trustee or paying agent;

(9)	add to events of default for the benefit of the holders of the notes; or

(10)	conform the text of the indenture, any guarantee or the notes to any provision of this “Description of Notes.”

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or upon conversion or otherwise, cash or shares of common stock (in respect of conversions) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

No Stockholder Rights for Holders of Notes

Holders of notes, as such, will not have any rights as stockholders of Hornbeck Offshore Services, Inc. (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock).

Reports

The Company shall deliver to the trustee, within 15 days after filing with the Commission, copies of its annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event the Company is at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it shall continue to provide the trustee with reports containing substantially the same information as would have been required to be filed with the Commission had the Company continued to have been subject to such reporting requirements. In such event, such reports shall be provided at the times the Company would have been required to provide reports had it continued to have been subject to such reporting requirements. The Company also shall comply with the other provisions of Section 314(a) of the Trust Indenture Act.

Notices

Except as otherwise provided in the indenture, notices to holders of the notes will be given by mail to the addresses of holders of the notes as they appear in the notes register; provided that notices given to holders holding notes in book-entry form may be given through the facilities of DTC or any successor depository.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder or partner of the Company or any guarantor, as such, will have any liability for any obligations of the Company or any guarantor under the notes, the indenture, any guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes, the amount of any “make-whole” premium and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

Wells Fargo Bank, National Association, is the initial trustee, registrar, paying agent and conversion agent for the notes. Wells Fargo Bank, National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

The trustee is also trustee under the indenture governing our existing 6.125% Senior Notes due 2014 and a lender and the administrative agent under our revolving credit facility. We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

The indenture provides that it and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Registration Rights

In connection with the initial private placement of the notes, we, the guarantors, and the initial purchasers entered into a registration rights agreement.

Pursuant to the registration rights agreement, we agreed for the benefit of the holders of the notes and the common stock issuable upon conversion of the notes that we would, at our cost, subject to certain rights to suspend use of the shelf registration statement, use reasonable best efforts to keep the shelf registration statement effective until the date there are no longer any registrable securities.

“Registrable securities” means:

•

the notes until the earliest of (i) the resale of all such notes in accordance with the shelf registration statement, (ii) the expiration of the holding period applicable to such notes under Rule 144(k) under the Securities Act or any successor provision or similar provisions then in effect (“Rule 144(k)”), (iii) the date on which all such notes are freely transferable by persons who are not affiliates of the Company without registration under the Securities Act, or (iv) the date on which all such notes have been converted or otherwise cease to be outstanding; and

•

the shares of common stock, if any, issuable upon conversion of the notes, until the earliest of (i) the resale of all such shares of common stock in accordance with the shelf registration statement, (ii) the expiration of the holding period applicable to such shares of common stock under Rule 144(k), (iii) the date on which all such shares of common stock are freely transferable by persons who are not our affiliates without registration under the Securities Act, or (iv) the date on which all such shares of common stock cease to be outstanding.

We may suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods (not to exceed 120 days in the aggregate in any 12 month period) in specified circumstances, including circumstances relating to pending corporate developments. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of a suspension.

The following requirements and restrictions will generally apply to a holder selling the securities pursuant to the shelf registration statement:

•	the holder will be required to be named as a selling security holder in the related prospectus;

•	the holder will be required to deliver a prospectus to purchasers;

•	the holder will be subject to some of the civil liability provisions under the Securities Act in connection with any sales; and

•	the holder will be bound by the provisions of the registration rights agreement which are applicable to the holder (including indemnification obligations).

We and the guarantors agreed jointly and severally to pay predetermined additional interest as described herein (“additional interest”) to holders of the notes if the shelf registration statement does not become effective as described above or if the prospectus is unavailable for periods in excess of those permitted above. The additional interest will accrue until a failure to become effective or unavailability is cured in respect of any notes required to bear the legend set forth in “Transfer Restrictions,” at a rate per annum equal to 0.25% for the first 90 days after the occurrence of the event and 0.50% after the first 90 days of the outstanding principal amount thereof, provided that no additional interest will accrue with respect to any period after the second anniversary of the original issuance of the notes and provided further that, if the shelf registration statement has been declared effective but is unavailable for periods in excess of those permitted above, additional interest shall accrue on registrable securities only. No additional interest or other additional amounts will be payable in respect of shares of common stock into which the notes have been converted that are required to bear the legend set forth in “Transfer Restrictions” in relation to any registration default.

The additional interest will accrue from and including the date on which any registration default occurs to but excluding the date on which all registration defaults have been cured. We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the notes may be entitled to equitable relief, including injunction and specific performance.

We will pay all expenses of the shelf registration statement, provide to each holder who completes and delivers to us a notice and questionnaire copies of the related prospectus, notify each such holder when the shelf registration statement has become effective and take other actions that are required to permit, subject to the foregoing, unrestricted resales of the notes and the shares of common stock issued upon conversion of the notes.

The summary herein of provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available upon request as described under “Incorporation of Certain Documents by Reference.”

Book-Entry, Settlement and Clearance

The Global Notes

The notes were initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes was deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note are limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest (including additional interest) with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC’s procedures; or

•	certain other events provided in the indenture should occur.

DESCRIPTION OF CAPITAL STOCK

For purposes of this section entitled “Description of Capital Stock,” the terms “we,” “our,” “us” and “Company” refer only to Hornbeck Offshore Services, Inc. and not its subsidiaries.

General

The following description of our capital stock is only a summary. For more complete information, you should refer to our certificate of incorporation, bylaws and stockholder rights plan, which we have filed with the Commission. In addition, you should refer to the general corporation laws of Delaware, which also govern our structure, management and activities.

Common Stock

General. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Stockholders are not permitted to cumulate their votes. With certain exceptions, which are described below, a majority of the votes entitled to be cast and represented in person or by proxy at a meeting of stockholders is required to approve any matter on which stockholders vote. The affirmative vote of holders of at least 80% of the shares entitled to vote is required to approve certain amendments to our certificate of incorporation and bylaws. See “—Anti-Takeover Effects of Certificate, Bylaws and Stockholder Rights Plan.” The affirmative vote of holders of at least 66 2/3% of the shares entitled to vote is required to approve or authorize:

•	a merger or consolidation with any other corporation;

•	the sale, lease, exchange or other disposition of all or substantially all of our assets;

•	a liquidation of our company; or

•	any amendments to our certificate of incorporation.

The holders of common stock are entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of funds legally available for the payment of dividends, subject to preferences that may be applicable to any outstanding preferred stock. The indenture governing our senior notes and our revolving credit facility limit our ability to declare or pay dividends and, in some circumstances, prohibit the declaration or payment of dividends and other restricted payments. If we liquidate, dissolve or otherwise wind up our business, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of prior distribution rights of preferred stock, if any is then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of common stock are fully paid and nonassessable.

Jones Act Restrictions on Ownership by Non-U.S. Citizens. Under Section 27 of the Merchant Marine Act of 1920, also known as the Jones Act, the privilege of transporting merchandise or passengers for hire in the coastwise trade in U.S. domestic waters is restricted to only those vessels that are owned and managed by U.S. citizens and are built in and registered under the laws of the United States. A corporation is not considered a U.S. citizen unless, among other things, at least 75% of the ownership of voting interests with respect to its equity stock is held by U.S. citizens.

If we should fail to comply with such requirements, our vessels would lose their eligibility to engage in coastwise trade within U.S. domestic waters. To facilitate compliance, our certificate of incorporation:

•	limits ownership by non-U.S. citizens of any class of our capital stock (including our common stock) to 20% so that foreign ownership will not exceed the 25% permitted;

•	permits withholding of dividends and suspension of voting rights with respect to any shares held by non-U.S. citizens that exceed 20%;

•	permits a stock certification system with two types of certificates to aid tracking of ownership;

•	permits our board of directors to redeem any shares held by non-U.S. citizens that exceed 20%; and

•	permits our board of directors to make such determinations to ascertain ownership and implement such measures as reasonably may be necessary.

Anti-Takeover Effects of Certificate, Bylaws and Stockholder Rights Plan

General. Our certificate of incorporation, bylaws and stockholder rights plan contain provisions that are designed in part to make it more difficult and time-consuming for a person to obtain control of our company. The provisions of our certificate of incorporation, bylaws and stockholder rights plan reduce the vulnerability of our company to an unsolicited takeover proposal. These provisions may also have an adverse effect on the ability of stockholders to influence the governance of our company. In addition, our certificate of incorporation contains provisions that enable our board to limit the amount of our common stock that may be owned by persons who are not U.S. citizens. See “—Common Stock—Jones Act Restrictions on Ownership by Non-U.S. Citizens” above. This may adversely affect the liquidity of our common stock in certain situations. You should read our certificate of incorporation, bylaws and stockholder rights plan in their entirety for a complete description of the rights of holders of our common stock.

Board of Directors. Our certificate of incorporation and bylaws divide the members of our board of directors into three classes serving three-year staggered terms. The classification of directors makes it more difficult for our stockholders to change the composition of our board: at least two annual meetings of stockholders may be required for the stockholders to change a majority of the directors, whether or not a plurality of our stockholders favors such a change. The affirmative vote of the holders of at least 80% of the shares entitled to vote is required to alter or repeal the provision related to the classification of our board.

Our stockholders may only remove directors from office for cause by the affirmative vote of stockholders holding at least 80% of the shares entitled to vote at an election of directors. Our stockholders may not remove directors without cause. Vacancies in a directorship may be filled only by the vote of a majority of the remaining directors, although if a director was removed by the stockholders, the vacancy may be filled at the meeting at which the removal took place by the affirmative vote of stockholders holding at least 80% of the shares entitled to vote. The number of directors may be fixed by resolution of the board, but must be no less than four nor more than nine unless otherwise determined by holders of 80% of the shares entitled to vote at an election of directors or by unanimous consent of the board.

Contractual Restrictions on Transfer by Certain Stockholders. Todd M. Hornbeck, Troy A. Hornbeck and Cari Investment Company have agreed to give us notice of and an opportunity to make a competing offer regarding a decision by any of them to sell or consider accepting an offer to sell to a single person or entity shares of common stock representing 5% or more of our common stock, other than in compliance with Rule 144 or to an affiliate or family member of the holder. Certain of our stockholders that purchased shares of our common stock directly from us are prohibited from transferring any of their shares of our common stock to any person or entity that is a competitor of ours.

Supermajority Voting. The affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock is required to amend or repeal our certificate of incorporation, except with respect to the classification of the board, which requires the affirmative vote of the holders of at least 80% of our outstanding voting stock. The affirmative vote of the holders of at least 80% of our outstanding voting stock is required to amend, alter, change or repeal the provisions in our bylaws governing the following matters:

•	the composition of the board of directors, including the classification of the board;

•	the removal of directors and the procedure for electing the successor to a removed director;

•	the date and time of the annual meeting;

•	advance notice of stockholder nominations and stockholder business; and

•	the procedure for calling a special meeting of stockholders.

No Stockholder Action by Written Consent. Under Delaware law, unless a corporation’s certificate of incorporation specifies otherwise, any action that could be taken at an annual or special meeting of stockholders may be taken without a meeting and without notice to or a vote of other stockholders if a consent in writing is signed by holders of outstanding stock having voting power sufficient to take such action at a meeting at which all outstanding shares were present and voted. Our certificate of incorporation provides that stockholder action may be taken only at an annual or special meeting of stockholders. As a result, our stockholders may not act upon any matter except at a duly called meeting.

Advance Notice of Stockholder Nominations and Stockholder Business. Our stockholders may nominate a person for election as a director or bring other business before a stockholder meeting only if the proposal is provided in a written notice to the Secretary of the company at a specified time in advance of the meeting. The notice of stockholder proposal is also required to include certain other related information, as detailed in our bylaws.

Stockholder Rights Plan. Our board implemented a stockholder rights plan on June 18, 2003, a copy of which has been filed with the Commission, and declared a dividend of one right for each outstanding share of our common stock to stockholders of record on June 18, 2003. One right will also attach to each share issued after June 18, 2003. The rights will only become exercisable, and transferable apart from our common stock, 10 business days following a public announcement that a person or group has acquired beneficial ownership of, or has commenced a tender or exchange offer for, 10% or more of our common stock. The rights plan was subsequently amended twice to, among other changes, conform its terms to the 1-for-2.5 reverse stock split of our common stock effected on March 5, 2004. The discussion that follows sets forth the operation of the rights.

Each right will initially entitle the holder to purchase one one-hundredth of one share of our Series A Preferred Stock at a price of $187.50, subject to adjustment. If a person becomes an “acquiring person” as defined below, each holder of a right who is not an acquiring person will have the right to receive upon exercise of each right and payment of the purchase price one one-hundredth of one share of our Series A Preferred Stock (or, in certain circumstances, cash, property, our common stock or other of our securities). Similarly, if after an event triggering the exercise of the rights we are acquired in a merger or other business combination, or 50% or more of our assets or earning power are sold or transferred, each holder of a right (other than holders whose rights have been voided) will have the right to receive, upon exercise of the right and payment of the purchase price, that number of shares of common stock of the company acquiring us having a then current market price equal to twice the exercise price for one one-hundredth of a share of Series A Preferred Stock.

Under the rights plan, an acquiring person is a person or group that has acquired or has announced an offer to acquire 10% or more of our common stock. The following are excluded from the definition of acquiring person:

•	the company;

•	any subsidiary of the company;

•	any employee benefit plan or employee stock plan of the company, any subsidiary of the company or any person appointed or holding our common stock pursuant to the terms of any such plans; or

•

any person whose ownership of 10% or more of our common stock then outstanding results solely from being a beneficial owner of 10% or more of our common stock at the effective date of the rights plan or having participated in our 2003 private placement, results from any transaction approved by at least 80% of the members of our entire board of directors or results from a reduction in the number of our issued and outstanding shares of common stock pursuant to a transaction approved by our board of directors. A person excluded for these reasons will become an acquiring person if it acquires any additional shares of our common stock, unless such additional acquisition does not result in the person owning 10% or more of our common stock, does not increase its percentage ownership of our common stock, or is approved in the same manner.

We may redeem the rights in whole, but not in part, at a redemption price of $.001 per right at any time before the rights become exercisable. The rights expire on June 17, 2013. Pursuant to the stockholder rights plan, all shares of our Series A Preferred Stock are reserved for issuance upon exercise of the rights.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group who attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us even if such acquisition may be favorable to the interests of our stockholders.

Because our board of directors can redeem the rights or approve certain offers, the rights should not interfere with any merger or other business combination approved by our board of directors.

The description and terms of the rights are set forth in a rights plan between the company and Mellon Investor Services LLC, which serves as the rights agent.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

TO COMPLY WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROSPECTUS AND RELATED MATERIALS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”); (B) ANY SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of certain material U.S. federal income tax consequences of the ownership of notes and the shares of common stock into which the notes may be converted, as of the date hereof. Except where noted, this summary deals only with a note or share of common stock held as a capital asset by a holder who purchased the note on original issuance at its initial “issue price” (generally, the first price at which a substantial portion of the notes are sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary does not deal with special situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in partnerships and other pass-through entities;

•	alternative minimum tax consequences, if any;

•	estate or gift tax consequences; and

•	any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their particular circumstances.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. holder” means a beneficial owner of notes or shares of common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of notes or shares of common stock (other than a partnership) that is not a U.S. holder.

Consequences to U.S. Holders

Payment of Interest

Interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.

Additional Payments

Certain debt investment that provide for one or more contingent payments are subject to Treasury regulations governing contingent payment debt instruments. A payment is not treated as a contingent payment under these regulations if, as of the issue date of the debt instrument, the likelihood that such payment will be made is remote. We may be required to make additional payments to you in certain circumstances described above under the headings “Description of Notes—Optional Redemption—Make-Whole Premium” and “ Description of Notes—Registration Rights.” Because we believe that the likelihood that we will be obligated to make any such additional payments is remote, we intend to take the position (and this discussion assumes) that the notes will not be treated as contingent payment debt instruments due to the possibility of such additional payments. Assuming our position is respected, additional payments will generally be taxable to you at the time such payments are received or accrued in accordance with your usual method of accounting for tax purposes.

Sale, Exchange, Redemption, or Other Disposition of Notes

Except as provided under “—Exchange of Notes into Cash or Common Stock and Cash” below, you will generally recognize gain or loss upon the sale, exchange, redemption or other disposition (including an exchange with a designated financial institution in lieu of a conversion, as described in “Description of Notes—Exchange in Lieu of Conversion”) of a note equal to the difference between the amount realized upon the sale, exchange, redemption or other disposition and your adjusted tax basis in the note. Your tax basis in a note will generally be equal to the amount you paid for the note. For these purposes, the amount realized does not include any amount attributable to accrued interest, which amount would be treated as interest as described under “—Payment of Interest” above. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Exchange of Notes into Cash or Common Stock and Cash

If you convert your notes into a combination of cash and stock (excluding an exchange with a designated financial institution in lieu of a conversion, as described in “Description of Notes—Exchange in Lieu of Conversion”), it is likely that the conversion will be treated as a recapitalization. Under such treatment, you will realize gain, but not loss, equal to the excess, if any, of the fair market value of the common stock and cash received (except to the extent of amounts received with respect to accrued but unpaid interest, which will be treated as such, and cash received in lieu of a fractional share) over your adjusted tax basis in the note (other than basis that is allocable to a fractional share), but in no event will the amount recognized exceed the amount of such cash received (excluding amounts received with respect to accrued but unpaid interest and cash received in lieu of a fractional share). You will recognize gain or loss on the receipt of cash in lieu of a fractional share in an amount equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your adjusted tax basis in the note that is allocable to the fractional share. The aggregate tax basis of the shares of common stock received upon a conversion, other than any shares of common stock received with respect to accrued but unpaid interest, will equal the adjusted tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share) and increased by the amount of gain, if any, recognized (other than with respect to a fractional share or cash received with respect to accrued but unpaid interest). Your holding period for these shares of common stock will include the period during which you held the notes. The tax basis of any shares of common stock received with respect to accrued but unpaid interest upon conversion will equal the then-current fair market value of that common stock. Your holding period for these shares of common stock will commence on the day after receipt.

Alternatively, it is possible that the conversion could be treated as a partial taxable sale of the note and a partial tax-free conversion of the note. You should consult your tax advisor regarding the U.S. federal income tax consequences to you of the receipt of both cash and common stock upon conversion of a note.

If you receive solely cash in exchange for your notes upon conversion, your gain or loss will be determined in the same manner as if you disposed of the note in a taxable disposition (as described under “—Sale, Exchange, Redemption or Other Disposition of Notes” above).

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances as described in “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay backup withholding taxes on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding taxes), we may, at our option, set-off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

Dividends

Distributions, if any, made on our common stock generally will be included in your income as ordinary dividend income to the extent of our current and accumulated earnings and profits. However, with respect to individuals, for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable long-term capital gains rates provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Exchange, Redemption or Other Taxable Disposition of Common Stock

Upon the sale, taxable exchange, certain redemptions or other taxable disposition of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by individuals will generally be subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Possible Effect of the Change in Conversion After a Public Acquirer Change of Control

In certain situations, we may provide for the conversion of the notes into shares of a public acquirer (as described above under “Description of Notes—Conversion Rights—Conversion Rate Adjustments—Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes”). Depending on the circumstances, such adjustments could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time. You should consult your tax advisor regarding the potential tax consequences of such a deemed exchange and the subsequent settlement of such a modified note.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to you, unless you are an exempt recipient, such as a corporation. Backup withholding will apply to those payments if you fail to provide your taxpayer identification number or otherwise fail to comply with applicable requirements to establish an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished timely to the Internal Revenue Service.

Consequences to Non-U.S. Holders

Payments of Interest

The 30% U.S. federal withholding tax will not be applied to any payment to you of interest (including additional interest payable under the registration rights agreement) provided that:

•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

•

(a) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an Internal Revenue Service Form W-8BEN (or other applicable form)) or (b) you hold your notes through certain foreign intermediaries or certain foreign partnerships, and you and they satisfy the certification requirements of applicable Treasury regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If you cannot satisfy the requirements described above, payments of interest (including additional interest payable under the registration rights agreement) will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (2) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then (although you will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) you will generally be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Dividends and Constructive Distributions

Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “—Consequences to U.S. Holders—Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In the case of any deemed dividend, it is possible that the U.S. federal tax on this dividend would be withheld from interest, shares of your common stock or sales proceeds subsequently paid or credited to you. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option, set-off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Shares of Common Stock

Gain on the sale, exchange, redemption or other taxable disposition of a note (as well as upon the conversion of a note into cash or into a combination of cash and stock) or common stock will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of your holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be.

If you are described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition under regular graduated U.S. federal income tax rates. If you are described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, conversion or other taxable disposition, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States.

If you are a foreign corporation that falls under the first bullet point above, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty.

We believe that we are not and do not anticipate becoming a USRPHC for U.S. federal income tax purposes. Even if we are or were to become a USRPHC, so long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder who owns within the time period described in the third bullet point above (i) in the case of a disposition of notes (x) more than 5% of the notes if the notes are regularly traded on an established securities market and (y) notes with a value greater than 5% of our common stock as of the latest date such notes were acquired if the notes are not regularly traded on an established securities market, or (ii) in the case of a disposition of common stock, actually or constructively, more than 5% of our common stock, will be subject to U.S. tax on the disposition thereof. It is uncertain whether the notes will be considered to be “regularly traded on an established securities market” for purposes of the test described in (i) above.

Any stock which you receive on the sale, exchange, redemption, conversion or other disposition of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “—Consequences to Non-U.S. Holders—Payments of Interest.”

Information Reporting and Backup Withholding

Generally, we must report annually to the Internal Revenue Service and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you, provided the statement described above in the last bullet point under “—Consequences to Non-U.S. Holders—Payments of Interest” has been received (and we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, that is not an exempt recipient).

In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, that is not an exempt recipient) or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished timely to the Internal Revenue Service.

PLAN OF DISTRIBUTION

The securities to be offered and sold using this prospectus are being registered to permit public secondary trading of these securities by the selling security holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the securities offered by this prospectus. The aggregate proceeds to the selling security holders from the sale of the notes or the common stock issuable upon conversion of the notes will be the purchase price of the notes less any discounts and commissions. A selling security holder reserves the right to accept and, together with its agents, to reject, any proposed purchases of notes or common stock to be made directly or through agents.

The notes and the common stock issuable upon conversion of the notes may be sold from time to time to purchasers directly by the selling security holders and their successors, which includes their transferees, pledgees or donees or their successors, or through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the notes and the common stock issuable upon conversion of the notes. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling security holders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the common stock issuable upon conversion of the notes may be “underwriters” within the meaning of the Securities Act. To the extent any of the selling security holders are broker-dealers, they are, under the interpretation of the Commission, “underwriters” within the meaning of the Securities Act. Each of the following selling security holders has represented to us that it is a broker-dealer or an affiliate of a broker-dealer:                                                               and                                                  . Any profits on the sale of the notes and the common stock issuable upon the conversion of the notes by such selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If the selling security holders are deemed to be underwriters, such selling security holders may be subject to certain statutory liabilities of the Securities Act and the Exchange Act.

We will pay all expenses of the registration of the notes and the common stock issuable under the conversion of the notes pursuant to the registration rights agreement, estimated to be $80,000 in total, including, without limitation, Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that if the notes and the common stock issuable upon conversion of the notes are sold through underwriters, broker dealers or agents, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions.

The notes were issued and sold in November 2006 in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A under the Securities Act. Pursuant to the registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, we have agreed to indemnify the initial purchasers, holders who have provided us with selling security holder questionnaires and each person, if any, who controls (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) the initial purchasers or the holders who have provided us with selling security holder notices and questionnaires, from and against certain liabilities under the Securities Act or such persons will be entitled to contribution in connection with these liabilities. Pursuant to such registration rights agreement, the selling security holders have agreed, severally and not jointly, to indemnify us and each of our directors, officers and control persons from certain liabilities under the Securities Act or we will be entitled to contribution in connection with these liabilities.

LEGAL MATTERS

Certain legal matters related to this offering, including the validity of the issuance of the notes and the common stock issuable upon conversion thereof, have been passed upon for us by Winstead PC. R. Clyde Parker, Jr., a shareholder in Winstead PC, who is a nonvoting, advisory director appointed by our board of directors, owns 65,900 shares (3,000 of which are subject to vesting) of our common stock and has options to acquire 24,125 shares of our common stock.

EXPERTS

The consolidated financial statements of Hornbeck Offshore Services, Inc. appearing in Hornbeck Offshore Services, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005, and Hornbeck Offshore Services, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission under the Exchange Act. The reports and documents that we file with the Commission are available free of charge at the Commission’s website at http://www.sec.gov, as well as at our website at http://www.hornbeckoffshore.com under the caption "Investors." Information on our website does not constitute part of this prospectus.

You may also read and copy any document we have filed with or furnished to the Commission at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus "incorporates by reference" certain information we file with the Commission under the Exchange Act. This means that we are disclosing important information to you by referring you to these filings. The information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the Commission will automatically update and supersede this information.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent a statement contained in this prospectus or in any other subsequently filed document that is or is considered to be incorporated by reference in this prospectus modifies or supersedes such statement.

We incorporate by reference the following documents that we have filed with the Commission:

•

our Annual Report on Form 10-K (including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our Annual Meeting of Stockholders held on May 2, 2006, for the fiscal year ended December 31, 2005), as amended by our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005;

•

our Quarterly Reports on Form 10-Q for the three months ended March 31, 2006, June 30, 2006 and September 30, 2006, as amended by our Quarterly Reports on Form 10-Q/A for the three months ended March 31, 2006, June 30, 2006 and September 30, 2006, respectively;

•

our Current Reports on Form 8-K filed on January 30, 2006, February 21, 2006, February 23, 2006, April 4, 2006, May 4, 2006, May 15, 2006, August 3, 2006, September 5, 2006, October 3, 2006, November 1, 2006, November 6, 2006, November 8, 2006, November 13, 2006, November 14, 2006, January 11, 2007, January 24, 2007, February 15, 2007, and

February 20, 2007 (excluding the information furnished in Item 2.02 and Item 7.01 thereof, which is not deemed filed and which is not incorporated by reference herein); and

•	our Registration Statement on Form 8-A/A filed with the Commission on November 6, 2006.

In addition, we incorporate by reference any future filings we make with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the date this offering is terminated. We will provide free copies of any of those documents, the indenture or the registration rights agreement, if you write or telephone us at: Hornbeck Offshore Services, Inc., 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433, (985) 727-2000 (attention James O. Harp, Jr., Executive Vice President and Chief Financial Officer).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission filing fee	$7,675
Legal fees and expenses	25,000
Accounting fees and expenses	25,000
Printing expenses	10,000
Miscellaneous (including listing fees, if applicable)	12,325

Total expenses	$80,000

All of the above expenses other than the filing fee are estimates. All of the above fees and expenses will be borne by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The General Corporation Law of Delaware, under which we are incorporated, authorizes the indemnification of directors and officers under the circumstances described below. To the extent one of our present or former directors or officers is successful on the merits or otherwise in defense of any action, suit or proceeding described below, the General Corporation Law of Delaware requires that such person be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with such action, suit or proceeding. Article Eight of our Certificate of Incorporation requires indemnification of our directors and officers to the extent permitted by law. Section 6.10 of our Bylaws provides for, and sets forth the procedures for obtaining, such indemnification. These provisions may be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933. In addition, we maintain insurance which insures our directors and officers against certain liabilities.

The General Corporation Law of Delaware gives us the power to indemnify each of our officers and directors against expenses, including attorneys’ fees, and judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding by reason of such person being or having been one of our directors, officers, employees or agents, or of any other corporation, partnership, joint venture, trust or other enterprise at our request. To be entitled to such indemnification, such person must have acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest and, if a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. The General Corporation Law of Delaware also gives us the power to indemnify each of our officers and directors against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of us to procure a judgment in our favor by reason of such person being or having been one of our directors, officers, employees or agents, or of any other corporation, partnership, joint venture, trust or other enterprise at our request, except that we may not indemnify such person with respect to any claim, issue or matter as to which such person was adjudged to be liable to us in the absence of a determination by the court that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity. To be entitled to such indemnification, such person must have acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest.

We have also entered into indemnification agreements with our directors and officers. These agreements provide rights that are consistent with but more detailed than those provided under Delaware Law and our Bylaws. The indemnification agreements are not intended to deny or otherwise limit third-party derivative suits against us or our directors or officers, but if a director or officer is entitled to indemnity or contribution under the indemnification agreement, the financial burden of the third-party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the benefit of us but would be offset by our obligations to the director of officer under the indemnification agreement.

ITEM 16. EXHIBITS

Exhibit Number	Description of Exhibit

3.1	—Second Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q for the quarter ended March 31, 2005).

3.2

—Certificate of Designation of Series A Junior Participating Preferred Stock filed with the Secretary of State of the State of Delaware on June 20, 2003 (incorporated by reference to Exhibit 3.6 to the Company’s Registration Statement on Form S-1 dated September 19, 2003, Registration No. 333-108943).

3.3	—Fourth Restated Bylaws of the Company adopted June 30, 2004 (incorporated by reference to Exhibit 3.3 to the Company’s Form 10-Q for the quarter ended June 30, 2004).

4.1

—Indenture dated as of November 23, 2004 between the Company, the guarantors named therein and Wells Fargo Bank, National Association (as Trustee), including table of contents and cross-reference sheet (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed November 24, 2004).

4.2

—Specimen 6.125% Series B Senior Note due 2014 (incorporated by reference to Exhibit 4.5 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 dated February 7, 2005, Registration No. 333-121557).

4.3

—Exchange and Registration Rights Agreement, dated as of October 4, 2005, among Goldman, Sachs & Co., Bear, Stearns & Co., Inc., Jefferies & Company, Inc., Hornbeck Offshore Services, Inc. and the guarantors party thereto (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed October 7, 2005).

4.4	—Specimen stock certificate for the Company’s common stock, $0.01 par value (incorporated by reference to the Company’s amended Registration Statement on Form 8-A/A dated September 3, 2004).

4.5

—Rights Agreement dated as of June 18, 2003 between the Company and Mellon Investor Services LLC as Rights Agent, which includes as Exhibit A the Certificate of Designations of Series A Junior Participating Preferred Stock, as Exhibit B the form of Right Certificate and as Exhibit C the form of Summary of Rights to Purchase Stock (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed July 2, 2003).

4.6

—Amendment to Rights Agreement dated as of March 5, 2004 between the Company and Mellon Investor Services LLC as Rights Agent (incorporated by reference to Exhibit 4.13 to the Company’s Form 10-K for the period ended December 31, 2003).

4.7

—Second Amendment to Rights Agreement dated as of September 3, 2004 by and between the Company and Mellon Investor Services, LLC as Rights Agent (incorporated by reference to Exhibit 4.3 to the Company’s Form 8-A/A file September 3, 2004, Registration No. 333-108943).

4.8

—Senior Secured Revolving Credit Facility dated effective September 27, 2006 by and among the Company and two of its subsidiaries, Hornbeck Offshore Services, LLC and Hornbeck Offshore Transportation, LLC, and Wells Fargo Bank, N.A., as administrative agent, Comerica Bank, as syndication agent, and the lenders party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed October 3, 2006).

4.9

—Indenture dated November 13, 2006 by and among Hornbeck Offshore Services, Inc., the guarantors named therein, and Wells Fargo Bank, National Association, as Trustee (including form of 1.625% Convertible Senior Notes due 2026) (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed November 13, 2006).

4.10

—Registration Rights Agreement dated November 13, 2006 by and among Hornbeck Offshore Services, Inc., the guarantors named therein, and Jefferies & Company, Inc. and Bear, Stearns & Co. Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed November 13, 2006).

4.11

—Confirmation of OTC Convertible Note Hedge dated as of November 7, 2006 by and between Hornbeck Offshore Services, Inc. and Jefferies International Limited (incorporated by reference to Exhibit 4.3 to the Company’s Form 8-K filed November 13, 2006).

Exhibit Number	Description of Exhibit

4.12

—Confirmation of OTC Convertible Note Hedge dated as of November 7, 2006 by and between Hornbeck Offshore Services, Inc. and Bear, Stearns International Limited, as supplemented on November 9, 2006 (incorporated by reference to Exhibit 4.4 to the Company’s Form 8-K filed November 13, 2006).

4.13

—Confirmation of OTC Convertible Note Hedge dated as of November 7, 2006 by and between Hornbeck Offshore Services, Inc. and AIG-FP Structured Finance (Cayman) Limited, as supplemented on November 9, 2006 (incorporated by reference to Exhibit 4.5 to the Company’s Form 8-K filed November 13, 2006).

4.14

—Confirmation of OTC Warrant Confirmation dated as of November 7, 2006 by and between Hornbeck Offshore Services, Inc. and Jefferies International Limited (incorporated by reference to Exhibit 4.6 to the Company’s Form 8-K filed November 13, 2006).

4.15

—Confirmation of OTC Warrant Confirmation dated as of November 7, 2006 by and between Hornbeck Offshore Services, Inc. and Bear, Stearns International Limited, as supplemented on November 9, 2006 (incorporated by reference to Exhibit 4.7 to the Company’s Form 8-K filed November 13, 2006).

4.16

—Confirmation of OTC Warrant Confirmation dated as of November 7, 2006 by and between Hornbeck Offshore Services, Inc. and AIG-FP Structured Finance (Cayman) Limited, as supplemented on November 9, 2006 (incorporated by reference to Exhibit 4.8 to the Company’s Form 8-K filed November 13, 2006).

*5	—Opinion of Winstead PC

*12	—Calculation of Ratio of Earnings to Fixed Charges.

*23.1	—Consent of Winstead PC (contained in Exhibit 5).

*23.2	—Consent of Ernst & Young LLP.

*24	—Powers of Attorney (set forth on page II-5).

*25	—Statement of Eligibility of Wells Fargo Bank, National Association.

* Filed herewith.

ITEM 17. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering pursuant to Rule 415(a)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Covington, the State of Louisiana, on February 28, 2007.

HORNBECK OFFSHORE SERVICES, INC.

By:	/S/ TODD M. HORNBECK
Todd M. Hornbeck President and Chief Executive Officer

KNOW ALL THESE MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Todd M. Hornbeck and James O. Harp, Jr., and each of them, either one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement (including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the date indicated.

Signature	Title	Date

/S/ TODD M. HORNBECK (Todd M. Hornbeck)	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	February 28, 2007

/S/ JAMES O. HARP, JR. (James O. Harp, Jr.)	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 28, 2007

/S/ BERNIE W. STEWART (Bernie W. Stewart)	Director	February 28, 2007

/S/ LARRY D. HORNBECK (Larry D. Hornbeck)	Director	February 28, 2007

/S/ BRUCE W. HUNT (Bruce W. Hunt)	Director	February 28, 2007

/S/ STEVEN W. KRABLIN (Steven W. Krablin)	Director	February 28, 2007

/S/ PATRICIA B. MELCHER (Patricia B. Melcher)	Director	February 28, 2007

/S/ DAVID A. TRICE (David A. Trice)	Director	February 28, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of the registrants below has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Covington, the State of Louisiana, on February 28, 2007.

Energy Services Puerto Rico, LLC Hornbeck Offshore Services, LLC Hornbeck Offshore Transportation, LLC Hornbeck Offshore Operators, LLC HOS-IV, LLC Hornbeck Offshore Trinidad & Tobago, LLC

By:	/S/ TODD M. HORNBECK
Todd M. Hornbeck President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons on behalf of each of the above-referenced registrants and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ TODD M. HORNBECK (Todd M. Hornbeck)	President, Chief Executive Officer, Secretary and Sole Manager (Principal Executive Officer)	February 28, 2007

/S/ JAMES O. HARP, JR. (James O. Harp, Jr.)	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 28, 2007

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	—Second Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q for the quarter ended March 31, 2005).

3.2

—Certificate of Designation of Series A Junior Participating Preferred Stock filed with the Secretary of State of the State of Delaware on June 20, 2003 (incorporated by reference to Exhibit 3.6 to the Company’s Registration Statement on Form S-1 dated September 19, 2003, Registration No. 333-108943).

3.3	—Fourth Restated Bylaws of the Company adopted June 30, 2004 (incorporated by reference to Exhibit 3.3 to the Company’s Form 10-Q for the quarter ended June 30, 2004).

4.1

—Indenture dated as of November 23, 2004 between the Company, the guarantors named therein and Wells Fargo Bank, National Association (as Trustee), including table of contents and cross-reference sheet (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed November 24, 2004).

4.2

—Specimen 6.125% Series B Senior Note due 2014 (incorporated by reference to Exhibit 4.5 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 dated February 7, 2005, Registration No. 333-121557).

4.3

—Exchange and Registration Rights Agreement, dated as of October 4, 2005, among Goldman, Sachs & Co., Bear, Stearns & Co., Inc., Jefferies & Company, Inc., Hornbeck Offshore Services, Inc. and the guarantors party thereto (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed October 7, 2005).

4.4	—Specimen stock certificate for the Company’s common stock, $0.01 par value (incorporated by reference to the Company’s amended Registration Statement on Form 8-A/A dated September 3, 2004).

4.5

—Rights Agreement dated as of June 18, 2003 between the Company and Mellon Investor Services LLC as Rights Agent, which includes as Exhibit A the Certificate of Designations of Series A Junior Participating Preferred Stock, as Exhibit B the form of Right Certificate and as Exhibit C the form of Summary of Rights to Purchase Stock (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed July 2, 2003).

4.6

—Amendment to Rights Agreement dated as of March 5, 2004 between the Company and Mellon Investor Services LLC as Rights Agent (incorporated by reference to Exhibit 4.13 to the Company’s Form 10-K for the period ended December 31, 2003).

4.7

—Second Amendment to Rights Agreement dated as of September 3, 2004 by and between the Company and Mellon Investor Services, LLC as Rights Agent (incorporated by reference to Exhibit 4.3 to the Company’s Form 8-A/A file September 3, 2004, Registration No. 333-108943).

4.8

—Senior Secured Revolving Credit Facility dated effective September 27, 2006 by and among the Company and two of its subsidiaries, Hornbeck Offshore Services, LLC and Hornbeck Offshore Transportation, LLC, and Wells Fargo Bank, N.A., as administrative agent, Comerica Bank, as syndication agent, and the lenders party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed October 3, 2006).

4.9

—Indenture dated November 13, 2006 by and among Hornbeck Offshore Services, Inc., the guarantors named therein, and Wells Fargo Bank, National Association, as Trustee (including form of 1.625% Convertible Senior Notes due 2026) (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed November 13, 2006).

4.10

—Registration Rights Agreement dated November 13, 2006 by and among Hornbeck Offshore Services, Inc., the guarantors named therein, and Jefferies & Company, Inc. and Bear, Stearns & Co. Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed November 13, 2006).

4.11

—Confirmation of OTC Convertible Note Hedge dated as of November 7, 2006 by and between Hornbeck Offshore Services, Inc. and Jefferies International Limited (incorporated by reference to Exhibit 4.3 to the Company’s Form 8-K filed November 13, 2006).

Exhibit Number	Description of Exhibit

4.12

—Confirmation of OTC Convertible Note Hedge dated as of November 7, 2006 by and between Hornbeck Offshore Services, Inc. and Bear, Stearns International Limited, as supplemented on November 9, 2006 (incorporated by reference to Exhibit 4.4 to the Company’s Form 8-K filed November 13, 2006).

4.13

—Confirmation of OTC Convertible Note Hedge dated as of November 7, 2006 by and between Hornbeck Offshore Services, Inc. and AIG-FP Structured Finance (Cayman) Limited, as supplemented on November 9, 2006 (incorporated by reference to Exhibit 4.5 to the Company’s Form 8-K filed November 13, 2006).

4.14

—Confirmation of OTC Warrant Confirmation dated as of November 7, 2006 by and between Hornbeck Offshore Services, Inc. and Jefferies International Limited (incorporated by reference to Exhibit 4.6 to the Company’s Form 8-K filed November 13, 2006).

4.15

—Confirmation of OTC Warrant Confirmation dated as of November 7, 2006 by and between Hornbeck Offshore Services, Inc. and Bear, Stearns International Limited, as supplemented on November 9, 2006 (incorporated by reference to Exhibit 4.7 to the Company’s Form 8-K filed November 13, 2006).

4.16

—Confirmation of OTC Warrant Confirmation dated as of November 7, 2006 by and between Hornbeck Offshore Services, Inc. and AIG-FP Structured Finance (Cayman) Limited, as supplemented on November 9, 2006 (incorporated by reference to Exhibit 4.8 to the Company’s Form 8-K filed November 13, 2006).

*5	—Opinion of Winstead PC

*12	—Calculation of Ratio of Earnings to Fixed Charges.

*23.1	—Consent of Winstead PC (contained in Exhibit 5).

*23.2	—Consent of Ernst & Young LLP.

*24	—Powers of Attorney (set forth on page II-5).

*25	—Statement of Eligibility of Wells Fargo Bank, National Association.

* Filed herewith.